AGREEMENT OF PURCHASE AND SALE


                                 BY AND BETWEEN


                           FIGGIE INTERNATIONAL INC.

                                      AND

                                   SASIB SpA













                         Dated as of December 23, 1994


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                               TABLE OF CONTENTS

                                                              Page


ARTICLE I         ASSETS TO BE ACQUIRED                        2
1.1 Assets To Be Acquired                                      2
         1.2   Excluded Assets                                 3
         1.3   Treatment of Liabilities                        4

ARTICLE II        PURCHASE PRICE                               6
         2.1   Purchase Price and Payment                      6
         2.2   Purchase Price Definitions                      7
         2.3   Purchase Price Adjustment                       7
         2.4   Alfa Purchase Price Adjustment                 10
         2.5   Inter-Company Payables                         11

ARTICLE III       CLOSING                                     11
         3.1   Closing Date                                   11
         3.2   Proceedings at Closing                         12
         3.3   Deliveries by Seller to Buyer                  12
         3.4   Deliveries by Buyer to Seller                  14

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF SELLER    15
         4.1   Corporate Power and Authority; Effect of
                           Agreement                          15
         4.2   Subsidiaries                                   15
         4.3   Organization of the Subsidiaries               16
         4.4   Financial Statements                           16
         4.5   Absence of Certain Changes or Events           17
         4.6   Title to and Condition of Properties           17
         4.7   Patents and Trademarks                         18
         4.8   Contracts                                      19
         4.9   Litigation                                     20
         4.10  Compliance with Laws                           21
         4.11  Environmental and Health/Safety Compliance     21
         4.12  Employee Benefit Plans                         23
         4.13  Consents                                       24
         4.14  Taxes                                          25
         4.15  Labor Relations and Practices                  25
         4.16  Product Warranty and Product Liability         26
         4.17  Backlog Contracts                              26
         4.18  Supply Requirement Contracts                   26
         4.19  Government Contracts                           26
         4.20  Brokers                                        27

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF BUYER        27
         5.1   Organization                                   27
         5.2   Corporate Power and Authority; Effect of
                 Agreement                                    27
         5.3   Consents                                       27
         5.4   Availability of Funds                          28
         5.5   Litigation                                     28
         5.6   Purchase for Investment                        28
         5.7   Brokers                                        28





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                                                             Page


ARTICLE VI        COVENANTS OF SELLER                         28
         6.1   Cooperation; Assignments                       28
         6.2   Conduct of Business                            29
         6.3   Access                                         30
         6.4   Further Assurances                             30
         6.5   Release of Certain Liens                       30

ARTICLE VII       COVENANTS OF BUYER                          31
         7.1   Cooperation by Buyer                           31
         7.2   Further Assurances                             31
         7.3   Post-Closing Access                            31

ARTICLE VIII      ADDITIONAL COVENANTS                        32
         8.1   Acquired Subsidiary Taxes                      32
         8.2   Corporate Names                                33
         8.3       Transition Services                        34
         8.4       Non-Competition                            34
         8.5   Separate Agreement for Acquired Subsidiaries   35
         8.6   Accounts Receivable                            35
         8.7   South Carolina Lease                           36
         8.8   Allocation of Purchase Price                   36
         8.9   Seller's Supplemental Disclosure Schedule      36
         8.10  Relocation of Assets                           37
         8.11  South Carolina Environmental Matters           37
         8.12  Guadalajara Appraisal                          37

ARTICLE IX        CONDITIONS TO BUYER'S OBLIGATIONS           38
         9.1   Representations, Warranties and Covenants of
                           Seller                             38
         9.2   No Prohibition                                 38
         9.3   Absence of Proceedings                         38
         9.4   Italian Antitrust                              38
         9.5   Title Insurance Policy                         39
         9.6   Survey                                         39
         9.7   Third Party Consents                           39
         9.8   Opinion of Seller's Counsel                    39
         9.9   Delivery of Documents                          39

ARTICLE X      CONDITIONS TO SELLER'S OBLIGATIONS             40
         10.1  Representations, Warranties and Covenants of
                           Buyer                              40
         10.2  No Prohibition                                 40
         10.3  Further Action                                 40
         10.4  Absence of Proceedings                         40
         10.5  Opinion of Buyer's Counsel                     41
         10.6  Italian Antitrust                              41
         10.7  Delivery of Documents                          41

ARTICLE XI     EMPLOYMENT AND EMPLOYEE BENEFIT PLANS AND
                 ARRANGEMENTS                                 41
         11.1  Offer of Employment                            41
         11.2  Collective Bargaining and Other Agreements     43
         11.3  Welfare Plans                                  43
         11.4  Post-retirement Welfare Benefits               43





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                                                            Page

         11.5  Credited Service                              43
         11.6  Termination Obligations                       43
         11.7  Indemnification                               44
         11.8  Certain Employees                             45

ARTICLE XII       TERMINATION PRIOR TO CLOSING               45
         12.1  Termination                                   45
         12.2  Effect on Obligations                         46

ARTICLE XIII      MISCELLANEOUS                              46
         13.1  Survival                                      46
         13.2  Indemnification                               46
         13.3  Interpretive Provisions                       49
         13.4  Entire Agreement                              49
         13.5  Successors and Assigns                        49
         13.6  Headings                                      49
         13.7  Modification and Waiver                       49
         13.8  Expenses                                      50
         13.9  Notices                                       50
         13.10 Governing Law                                 51
         13.11 Public Announcements                          51
         13.12 Bulk Transfer Laws                            51
         13.13 Jury Waiver                                   51
         13.14 Counterparts                                  51
         13.15 Third Party Beneficiaries                     51
         13.16 Certain Definitions                           52






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                         INDEX TO ANNEXES AND SCHEDULES


                                    ANNEXES

Annex 1   -       List of machinery and equipment

Annex 2   -       Aggregate value of the Fixed Price Assets

Annex 3   -       Form of Escrow Agreement

Annex 4   -       Inter-Company Payables

Annex 5   -       Accounting Principles

Annex 6   -       Transition Services

Annex 7   -       Certain Akron Employees


                                   SCHEDULES

1.1(a)    -       Goose Creek real property description

4.2                -       Subsidiaries

4.4(c)    -       Material Liabilities of Acquired Subsidiaries

4.5                -       Certain changes or events

4.6(a)    -       List of Property

4.6(b)    -       Encumbrances

4.6(c)    -       Condition of assets

4.7                -       Patents and trademarks

4.8                -       Contracts

4.9                -       Pending litigation

4.10               -       Compliance with laws re: permits

4.11               -       Environmental and health/safety compliance

4.12(a)(i) -      ERISA employee benefit plans

4.12(a)(ii)-      Benefit arrangements

4.12(d)   -       Employee benefit claims

4.12(e)   -       Sufficiency of assets

4.12(g)   -       Adverse effect on benefits






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4.12(h)   -       Payments by Buyer deductible for federal income tax
                  purposes

4.12(i)   -       Employee welfare plans

4.13               -       Governmental consents, approvals, authorizations

4.14               -       Taxes

4.15               -       Labor relations and practices

4.16               -       Product warranty and product liability

4.18               -       Supply requirement contracts

11.1(b)   -       Employees

11.2               -       Collective bargaining and other agreements







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                         AGREEMENT OF PURCHASE AND SALE


                  This Agreement of Purchase and Sale (this "Agreement"), made and entered into this 23rd day of December, 1994, by and between FIGGIE INTERNATIONAL INC., a Delaware corporation ("Seller") and SASIB SpA, an Italian corporation ("Buyer");


                              W I T N E S S E T H:

                  WHEREAS, Seller, through its Figgie Packaging Systems Division and through various subsidiaries, including Alfa
Costruzioni Meccaniche SpA ("Alfa"), Mojonnier do Basil Industria Commercio de Equipmentos Ltda. ("Mojonnier Brazil"), Figgie
Packaging Systems Limited ("Figgie UK"), Figgie de Mexico, S.A. de
C.V. ("Figgie Mexico"), Figgie International de Mexico S.A. de
C.V. ("Figgie International Mexico") and Figgie Packaging Systems
Pty. Ltd. ("Figgie Australia"), is engaged in the manufacture, sale, installation, service and repair of bottling and packaging equipment (the "Packaging Business");

                  WHEREAS, a portion of the Packaging Business is comprised of the beverage business conducted under the names "Geo. J. Meyer" and "Mojonnier" and which produces pressure fillers, carbonation equipment and processors-deareator equipment, and the labeller business conducted under the name "Alfa" which produces labellers, weighfillers, cappers and chuck and rolls (the beverage and the labeller portions of the Packaging Business are hereinafter referred to collectively as the "Business");

                  WHEREAS, Seller desires to sell and Buyer desires to buy the Business by (i) Seller's sale and Buyer's purchase of the shares of the capital stock owned by Seller of Alfa, Figgie UK, Figgie Mexico and Figgie International Mexico (the "Acquired Subsidiaries"), and (ii) Seller's, Mojonnier Brazil's, and Figgie Australia's (Mojonnier Brazil and Figgie Australia being herein collectively referred to as the "Selling Subsidiaries") sale and Buyer's purchase of certain assets;

                  WHEREAS,  certain capitalized terms used herein are defined in
Section 13.16 hereof.

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:









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                                   ARTICLE I

                             ASSETS TO BE ACQUIRED

                  1.1 Assets To Be Acquired. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver, or shall cause the Selling Subsidiaries to sell, convey, transfer, assign and deliver to Buyer, or any Affiliates designated by Buyer pursuant to Section 13.5, and Buyer, or such Affiliates of Buyer, shall purchase and acquire all of Seller's and the Selling Subsidiaries' right, title and interest in and to any and all of the assets, claims, properties and rights used in the Business, and whether tangible or intangible and wherever located, except only those which are Excluded Assets (collectively, the "Assets"); provided that the Assets shall not include the assets, claims, properties or rights owned by the Acquired Subsidiaries (collectively the "Acquired Sub Assets"), it being understood that Buyer shall acquire control of the Acquired Sub Assets only through its acquisition of the Subsidiary Shares. Without limiting the generality of the foregoing, the Assets shall include the following:

                           (a)  Subject to the South Carolina Lease, all of
Seller's right, title and interest in and to certain improved real property located in Goose Creek, South Carolina and more fully described in Schedule 1.1(a) of the Disclosure Schedule delivered by Seller to Buyer pursuant hereto (the "Disclosure Schedule"), together with all buildings, structures and improvements situated thereon and all rights, easements and appurtenances pertaining thereto (the "South Carolina Real Property");

                           (b)  All of Seller's or the Selling Subsidiaries'
right, title and interest in the leased real property (the "Leased Real Property") described in Schedule 4.8 of the Disclosure Schedule;

                           (c)  All machinery, equipment, vehicles, office
furniture, tools and other tangible property;

                           (d)  All materials and inventories, including,
without limitation, inventories of work in process and inventories held by customers on a consignment basis, stores, patterns and molds, spare parts and finished goods;

                           (e)  Subject to Section 8.6, all accounts
receivable of the Business;

                           (f)  Subject to Section 6.1, all of Seller's and
the Selling Subsidiaries' rights under the Contracts, including, but not limited to, any sales contracts, contracts for the purchase of materials, contracts for services and supplies, and any options to purchase real or personal property;





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                           (g)  All Intellectual Property which is owned by,
issued to or licensed to Seller or the Selling Subsidiaries and which is used in the Business;

                           (h)  All of the shares of capital stock of the
Acquired Subsidiaries owned by Seller or any of its Affiliates (collectively, the "Subsidiary Shares"); provided, however, that the purchaser of such shares may be designated by Buyer pursuant to and in accordance with Section 8.5;

                           (i)      Subject to Section 6.1, all rights under or
pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties affecting any of the Assets;

                           (j)    Subject to Section 6.1, all Permits related to
or used in connection with the Assets, including, without limitation, the Permits listed on Schedule 4.10 of the Disclosure Schedule, held by Seller or any of the Selling Subsidiaries (to the extent permitted by applicable Law to be transferred) but excluding Permits exclusively relating to or exclusively used in connection with the Excluded Assets;

                           (k)      All deferred and prepaid charges, sums and
fees related to the Business;

                           (l)   Any claims or causes of action relating to the
Assets and any counterclaims, set-offs or defenses Seller or any of the Selling Subsidiaries may have with respect to any of the Assumed Liabilities;

                           (m)      All goodwill relating to the Business; and

                           (n)      All other assets of Seller or its Affiliates
(other than Excluded Assets) used in the Business or reflected on the Base Financial Statements, except to the extent any of such assets have been sold or disposed of in the ordinary course of business of the Business between the date of the Base Financial Statements and the Closing Date.

                  1.2 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, the following items are specifically excluded from the Assets and from the Acquired Sub Assets being indirectly acquired through the acquisition of the Subsidiary Shares (and, if any of the following is held by any of the Acquired Subsidiaries, such Acquired Subsidiaries shall, at Seller's sole cost and expense, convey, pursuant to instruments of transfer reasonably acceptable to Buyer, the same to Seller or its designee prior to the Closing) (collectively, the "Excluded Assets"): (a) cash, cash deposits, marketable securities, and other cash equivalent investments of Seller and the Selling Subsidiaries (but the cash, cash deposits, marketable securities, and other cash equivalent investments of the Acquired Subsidiaries





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shall not be  Excluded  Assets);  (b) right to any tax  refunds  relating to Tax
Returns filed or to be filed by Seller or any of its Affiliates with respect to tax periods ending on or prior to the Closing Date; (c) insurance policies (other than policies held by an Acquired Subsidiary and exclusively insuring
that  Acquired  Subsidiary);   (d)  the  name  "Figgie"  and  any  trade  names,
trademarks, service names, service marks or corporate symbols or logos utilizing such name; (e) the machinery and equipment listed in Annex 1 which are shown on such list as not being purchased by Buyer; and (f) accounts receivable of the Business which are (i) payable by Affiliates of Seller or (ii) payable over a period longer than six (6) months. For the avoidance of doubt, the parties also agree that the Excluded Assets include Seller's Cuyahoga Falls, Ohio facility, all businesses conducted therefrom, except the Business, all assets located at such facility, except only those related to the Business and designated pursuant to Section 8.10, and all assets of Seller's Packaging Business (except the Business) wherever located.

                  1.3 Treatment of Liabilities. (a) (i) For purposes of this Agreement, the term "Assumed Liabilities" shall mean only the following:

                  (A) with respect to the Business as conducted by Seller and the Selling Subsidiaries:

                           (1) trade payables and accrued liabilities as of the Closing Date to those who have supplied goods and services in the ordinary course to the Business prior to the Closing Date;

                           (2) those Liabilities which arise on and after the Closing Date under any of the Contracts of the Business, whether or not such Contracts are required by the terms of
                                    Section 4.8 to be listed on Schedule  4.8 of
                                    the  Disclosure   Schedule,   including  any
                                    commissioning and installation obligations in respect of such Contracts; and

                           (3)      the repair and  replacement  obligations  to
                                    customers  of the  Business  in  respect  of
                                    products  and  services   delivered  by  the
                                    Business  prior to the Closing Date or which
                                    relate to Backlog  Contracts  provided  that
                                    the    Assumed    Liabilities    for   these
                                    obligations shall be limited to the reserve therefor contained in the Final Balance Sheet.

                  (B)      with respect to the Acquired Subsidiaries:






                                                         4


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                           (1)    those Liabilities of the Acquired Subsidiaries
                   which are of the type described in Section
                                    1.3(a)(i)(A), and

                           (2) those Liabilities of the Acquired Subsidiaries which have been incurred prior to the Closing Date in the ordinary course of business consistent with past practice, including Liabilities for Taxes and accrued compensation, provided that (x) the Assumed Liabilities for these Liabilities shall be limited to the reserve therefor set forth in the Final Balance Sheet and (y) in no event shall these Assumed Liabilities include any amounts payable by the Acquired Subsidiaries to Seller or any of its Affiliates, except to the extent such Liabilities are Inter-Company Payables.

                    (ii) As of the Closing Date, Buyer shall assume or shall cause one or more of its Affiliates to assume and thereafter discharge and perform in accordance with their terms the Assumed Liabilities described in Section 1.3(a)(i)(A). From and after the Closing, Buyer shall indemnify Seller and its Affiliates and hold each of them harmless from and against any Damages incurred or suffered by any of them in respect of or arising out of any of the Assumed Liabilities in accordance with Section 13.2.

                           (b) (i)  For purposes of this Agreement, the term
"Retained Liabilities" shall mean: all Liabilities, other than the Assumed Liabilities, arising out of or relating to (A) Seller, (B) any of the Acquired Subsidiaries, (C) any other Affiliate of Seller, or (D) any of the current or past assets or operations (including any sold or discontinued assets or operations) of any of the foregoing of whatever kind or nature, whether due or to become due, contingent, absolute, direct, indirect, asserted, unasserted, whether arising prior to, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement. By way of example, and not by way of limitation, the term "Retained Liabilities" shall include:

                  (1) all Liabilities relating to or arising from the Excluded Assets;

                  (2) except as otherwise provided in Section 1.3(a)(i)(B)(2), all Liabilities for all Taxes of Seller, its Affiliates, including the Acquired Subsidiaries, for periods prior to the Closing Date, including Pre-Closing Taxes;






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                  (3)      all Liabilities relating to employee compensation
                           and benefits and identified as Retained Liabilities in Article XI.

                  (4) except as otherwise provide in Section 1.3(a)(i)(B)(2), all Environmental Liabilities arising out of, resulting from or relating to (A) the ownership, operations or conduct of the Business, the Assets or the Subsidiaries and (B) a state of facts or conditions existing on or before the Closing Date;

                  (5) except as otherwise provided in Section 1.3(a)(i)(B)(2), Legal Proceedings pending against Seller or its Affiliates, including the Subsidiaries, as of the Closing Date;

                  (6) except as otherwise provided in Section 1.3(a)(i)(B)(2), all Liabilities arising out of breach of contract, violation of Law, or tortious conduct; and

                  (7) except as provided in Section 1.3(a)(i)(A)(3) or 1.3(a)(i)(B)(2), all Liabilities arising out of services performed or products delivered by Seller or any of its Affiliates prior to the Closing Date.

                   (ii) As of the Closing Date, Seller shall assume and thereafter discharge and perform in accordance with their terms all Liabilities of the Acquired Subsidiaries which are not Assumed Liabilities.

                    (iii) Neither Buyer nor any Affiliate of
Buyer is assuming nor will Buyer or any Affiliate be liable to Seller, its Affiliates, any Governmental Body or other third parties for any of the Retained Liabilities. From and after the Closing, Seller shall indemnify Buyer, the Acquired Subsidiaries and their Affiliates and hold each of them harmless from and against any Damages incurred or suffered by any of them in respect of or arising out of any of the Retained Liabilities in accordance with Section 13.2 hereof.


                                   ARTICLE II

                                 PURCHASE PRICE

                  2.1 Purchase Price and Payment. The purchase price for the Assets and the covenant not to compete ("Final Purchase Price") shall be the sum of (a) the aggregate value of the Fixed Price Assets, as calculated on Annex 2, plus the Guadalajara Value, (b) the Closing Date Net Book Value and (c) $3,000,000 less the $150,000 payment made to Seller on November 22, 1994 (the





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"Deposit").  The Final  Purchase Price shall be allocated as provided in Section
8.8. As close as practical prior to the Closing Date, the parties shall meet to prepare and agree upon their best, good faith estimate of the Closing Date Net Book Value, the sum of said estimate together with the Fixed Price Component being herein referred to as the "Preliminary Purchase Price". At the same time, the parties shall also meet to prepare and agree upon their best, good faith estimate of Inter-Company Payables. Immediately after the Closing, Buyer shall pay or cause to be paid to Seller or such of its Affiliates as are designated by Seller an amount equal to the amount of such estimate of Inter- Company Payables. The Preliminary Purchase Price shall be payable as follows: (d) on the Closing Date, the entire Preliminary Purchase Price less the Escrow Amount shall be paid by wire transfer of immediately available funds to such account or accounts as may be specified by Seller not later than three (3) Business Days prior to the Closing Date, and (e) on the Closing Date, the Escrow Amount shall be paid by Buyer into an account to be held in escrow pursuant to the terms and conditions of an escrow agreement in the form of Annex 3 hereto (the "Escrow Agreement"). The Deposit shall be returned by Seller to Buyer in the event the Closing does not occur as contemplated herein.

                  2.2 Purchase Price Definitions. For purposes of this Agreement, (a) the "Fixed Price Assets" shall mean the South Carolina Real Property, the real property owned by Alfa in Mantova, Italy, the real property owned by Figgie International Mexico in Guadalajara, Mexico and the machinery and equipment listed on Annex 1, which are not Excluded Assets, (b) the "Fixed Price Component" shall mean the sum of the amounts described in Section 2.1(a) and (c), (c) the "Closing Date Net Book Value" shall mean the amount obtained by subtracting (i) the net book value of the Assumed Liabilities from (ii) the net book value of the Adjustment Assets, as such values are determined pursuant to
Section 2.3(a) and reflected in the Final Balance Sheet, (d) "Adjustment Assets" shall mean (i) the Assets other than those which are Fixed Price Assets and the Subsidiary Shares and (ii) the Acquired Sub Assets, other than those which are Fixed Price Assets, (e) the "Escrow Amount" shall mean Six Million Dollars ($6,000,000), (f) the "Inter-Company Payables" shall mean those amounts payable as of the Closing Date by the Acquired Subsidiaries to Seller or its Affiliates as described on Annex 4 together with such changes as occur therein in the ordinary course of business consistent with past practice between the date of Annex 4 and the Closing Date and to the extent of the reserve therefor reflected in the Final Balance Sheet and (g) the "Guadalajara Value" shall have the meaning set forth in Section 8.12.

                  2.3 Purchase Price Adjustment. (a) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a pro forma combined statement of the Adjustment Assets and the Assumed Liabilities of the Business as of the close of





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business on the day  immediately  preceding  the  Closing  Date,  together  with footnotes  (the "Closing  Balance  Sheet").  The Closing  Balance Sheet shall be
prepared  in  accordance  with  United  States  generally  accepted   accounting
principles ("GAAP"), except with respect to Alfa, in which case Italian GAAP shall be applied, and in accordance with such other accounting principles, practices and methodologies set forth in Annex 5 hereto, provided that in no event shall any value be assigned to any intangible assets, technologically obsolete inventory shall not be valued, and provided further the Closing Balance Sheet shall contain a reserve in an amount equal to a reasonable and good faith estimate of the expenses (if any) to be incurred after Closing by Buyer in order to perform any commissioning and installation obligations in respect of goods delivered by the Business prior to the Closing Date, it being understood that Buyer shall be responsible for performing such obligations even if its actual expenses in doing so are different from the amount of such reserve. The Closing Balance Sheet shall be audited by Arthur Andersen ("Andersen") in accordance
with  United  States  generally   accepted  auditing   standards  and  shall  be
accompanied (within the 60-day period referred to above) by a letter report of Andersen rendering its opinion that the Closing Balance Sheet presents fairly in all material respects the Adjustment Assets and the Assumed Liabilities as of the close of business on the day immediately preceding the Closing Date on the basis of the accounting set forth in this Section 2.3(a).

                           (b)      Buyer shall allow Seller and Andersen access
to the business, books and records of Buyer and the Acquired Subsidiaries which are relevant to the Closing Balance Sheet, and shall cooperate and direct its personnel to cooperate with Seller and Andersen, to facilitate preparation and delivery of the Closing Balance Sheet and the accompanying letter report and in connection with the resolution of any disputes with respect thereto and the determination of the Final Balance Sheet. Buyer and its representatives shall be entitled to review all workpapers prepared subsequent to the date hereof relating to such audit, and to obtain access to the books and records of Seller or its Affiliates to the extent required in order to permit Buyer to review the Closing Balance Sheet and to resolve any disputes concerning same.

                           (c)     The Closing Balance Sheet delivered by Seller
to Buyer shall be the Final Balance Sheet and shall be conclusive and binding on the parties unless Buyer, within thirty (30) days after the delivery to Buyer of the Closing Balance Sheet, notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of each dispute and the basis therefor (the "Dispute Notice"). The parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice within fifteen (15) days after the Dispute Notice is given by Buyer to Seller, in which event the Closing Balance Sheet, as amended to the extent necessary to reflect the resolution of all such disputes, shall be the Final Balance Sheet and shall be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes within the aforesaid 15-day period, the parties shall, promptly after the expiration of such time period, submit all unresolved disputes to a nationally recognized independent accounting firm mutually agreeable to the parties, which firm shall not have had, or anticipate having, a material relationship with either Buyer or Seller or their respective Affiliates within the two (2) years preceding, or within one (1) year after, the appointment (the "Arbiter"), for resolution. If the parties cannot agree on the selection of the independent accounting firm to act as Arbiter, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than thirty (30) days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Seller, and not by independent review, those items in dispute on the Closing Balance Sheet and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Balance Sheet and the Closing Date Net Book Value. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this paragraph (c) shall be the sole recourse and remedy of the parties against one another or any other person (including Andersen) with respect to, any disputes arising out of or relating to the Closing Balance Sheet and/or the Final Balance Sheet; and the Arbiter's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.

                           (d)      The fees and expenses of Andersen shall be
paid by Seller. The fees and expenses of KPMG Peat Marwick, the consultant employed by Buyer with respect to the transactions contemplated by this Agreement, shall be paid by Buyer. The fees and expenses of the Arbiter shall be borne equally by Seller and Buyer.

                           (e)    As used herein, the term "Final Balance Sheet"
shall mean (i) the Closing Balance Sheet if no Dispute Notice is given by Buyer within the time period set forth in Section 2.3(c) or (ii) if the Dispute Notice is timely given and all of the disputed items are resolved by mutual agreement of the parties, the Closing Balance Sheet, as amended, if necessary, to reflect such resolution of all disputes, or (iii) if any or all of the disputed items are submitted to the Arbiter for resolution, the Closing Balance Sheet, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Arbiter.

                           (f)      If the Final Purchase Price exceeds the
Preliminary Purchase Price, Buyer shall pay Seller the amount of such excess, and if the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay Buyer the amount of such difference, in each case together with interest thereon from the Closing Date to the date of payment at the annual rate of five percent (5%) (the "Interest Rate"). Any payments to be made pursuant to this Section 2.3(f) shall be made within five (5) Business Days after the date on which the Final Balance Sheet is determined. Any payments to be made by Buyer pursuant to this Section 2.3(f) shall be made by wire transfer of immediately available funds to such account as may be designated by Seller and any payments to be made by Seller pursuant to this Section 2.3(f) shall be made by Buyer and Seller causing the amount payable to be disbursed to Buyer pursuant to the Escrow Agreement and, if Seller's obligation exceeds the amounts paid to Buyer pursuant to the Escrow Agreement, such excess payment shall be made by Seller by wire transfer of immediately available funds to such account as may be designated by Buyer.

                  2.4 Alfa  Purchase  Price  Adjustment.  If on the Closing Date
Seller shall not own 100% of the Alfa shares and shall convey less than 100% of the Alfa shares to Buyer or an Affiliate of Buyer as directed by Buyer, the Preliminary Purchase Price and the Final Purchase Price shall be reduced to reflect that Buyer or its Affiliate is not purchasing 100% of the Alfa shares. Such reduction in the Preliminary Purchase Price and the Final Purchase Price shall be made by applying the Reduction Percentage to the value of the Fixed Price Assets owned by Alfa and the Closing Date Net Book Value attributable to Alfa in the calculation of the Preliminary Purchase Price and Final Purchase Price as provided above. As used herein, the term "Reduction Percentage" shall mean the percentage obtained by dividing the number of Alfa shares not being purchased by Buyer or an Affiliate of Buyer by the total number of Alfa shares. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be obligated to proceed with the Closing if Seller is able to sell, on the terms hereof, at least 89% of the share capital of Alfa, provided that all other conditions to the obligations of Buyer have been satisfied or waived. Seller shall also, if Seller shall not have acquired all of the shares covered thereby, use its best efforts to assign to Buyer all of Seller's right to purchase certain shares of Alfa pursuant to that certain Stock Purchase Agreement, dated March 10, 1994, between Ireneo Orlandi and Seller (the "Orlandi Agreement"). If Seller shall not be able to assign the Orlandi Agreement, Seller shall nevertheless acquire the shares under the Orlandi Agreement and immediately after acquiring such shares Seller shall deliver such shares to Buyer. In connection with Buyer's acquisition of the Orlandi shares (directly or indirectly), Buyer shall be responsible for the purchase price of the shares to be acquired under the Orlandi Agreement (subject to reduction of the Preliminary Purchase Price and the Final Purchase Price as provided herein) and Seller and Buyer shall enter into such reasonably acceptable agreements as are necessary to effect the simultaneous purchase of the shares under the Orlandi Agreement, the delivery of such shares to Buyer, and, if applicable, the simultaneous consummation of the Closing under this Agreement. In the event Buyer shall purchase (directly or indirectly) the shares covered by the Orlandi Agreement, Seller shall cause all Encumbrances (except any rights of first refusal or preemptive rights applicable to Buyer's transfer of such shares) against the shares covered by the Orlandi Agreement to be released and the Preliminary Purchase Price and Final Purchase Price shall be reduced by the amounts which Buyer will be required to pay to purchase the applicable Alfa shares pursuant to the Orlandi Agreement. It shall be a condition precedent to the parties' obligations to consummate the transactions contemplated by this Agreement that the other shareholders of Alfa shall have waived, on terms reasonably satisfactory to Buyer, any right of first refusal or pre-emptive rights they have with respect to the transfer of the Alfa shares on the Closing Date (but not as to any subsequent transfer by Buyer).

                  2.5 Inter-Company Payables. Notwithstanding the foregoing, Buyer shall have no obligation to assume any Inter-Company Payables or to pay the amount thereof if Buyer determines that the Preliminary Purchase Price or the Final Purchase Price would be materially increased thereby or if Buyer determines that such assumption and payment would otherwise have a material adverse effect on Buyer. Seller shall deliver to Buyer, by January 5, 1994, reasonably detailed information concerning the Inter-Company Payables. In the event Buyer determines that including Inter-Company Payables in Assumed
Liabilities would materially increase the Preliminary Purchase Price or the Final Purchase Price or would otherwise have a material adverse effect on Buyer, Buyer shall so notify Seller by January 21, 1995 and such notice shall set forth in reasonable detail the basis of Buyer's determination. Upon receipt of such notice, the parties shall commence good faith negotiations in an effort to reach agreement on a treatment of the Inter-Company Payables which is fair and equitable.

                                  ARTICLE III

                                    CLOSING

                  3.1 Closing Date. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 commencing at 9:00 a.m. on the later of January 31, 1995 or the second Business Day after the conditions set forth in Articles IX and X have been satisfied, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date"). For all purposes, including without limitation, financial accounting and tax purposes, the Closing shall be deemed to be effective as of 11:59 P.M. (Cleveland, Ohio time) on the Closing Date. The parties shall exert best efforts to consummate the Closing on or before January 31, 1995.

                           (b)     On the Business Day immediately preceding the
Closing Date, the parties shall conduct a pre-closing at the offices of Jones, Day, Reavis & Pogue commencing at 9:00 a.m. at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing.

                  3.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by Seller and its Affiliates in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by Buyer and its Affiliates in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  3.3 Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer, or such of its Affiliates designated by Buyer under Section 13.5, the following:

                           (a)  bills of sale and assignments, dated the
Closing Date;

                           (b)  a limited warranty deed, dated the Closing
Date, duly executed by Seller and conveying the South Carolina Real Property and containing warranties from Seller against matters arising by, through or under Seller and against none other, subject only to the Permitted Exceptions;

                           (c)  certificates evidencing the Subsidiary Shares,
duly endorsed for transfer or accompanied by duly executed stock powers assigning the Subsidiary Shares, in blank, or other appropriate documentation reflecting assignment of Seller's interest therein;

                           (d)  approvals, certifications or other
documentation from or by Governmental Bodies necessary to evidence or signify the successful assignment or transfer to Buyer of all Permits relating to the Business or the Assets that are required by Law or this Agreement to be transferred prior to the Closing;

                           (e)  patent, trademark and copyright assignment
agreements, in recordable form dated the Closing Date;

                           (f)  assignment and assumption agreements in
respect of the Leased Real Property in each case dated the Closing
Date and in a recordable form;

                           (g)  the certificates signed by a duly authorized
officer of Seller referred to in Section 9.1 hereof;

                           (h)  the opinion of counsel for Seller referred to
in Section 9.8 hereof;

                           (i)  the Escrow Agreement duly executed by Seller;

                           (j)  the Transition Agreement duly executed by
Seller;

                           (k)  the South Carolina Lease duly executed by
Seller;

                           (l)  the Permits, plans, surveys and documents
related to the South Carolina Real Property and the other properties owned or leased by Seller or its Affiliates with respect to the Business and to the extent in Seller's or its Affiliates possession or control;

                           (m)  such affidavits as the Title Company may
reasonably request in order to insure title in accordance with the terms of this Agreement;

                           (n)  any other approvals, certifications or other
documentation required by Law to be issued by or from any Governmental Body evidencing or signifying approval or consent of such Governmental Body of or to the consummation of the transactions contemplated by this Agreement;

                           (o)  evidence reasonably satisfactory to Buyer that
Seller has complied with its obligations under Section 6.5 and that the consents required by Section 9.7 have been obtained;

                           (p)  evidence reasonably satisfactory to Buyer that
Seller has assumed and agreed to perform those Retained
Liabilities described in Section 1.3(b)(i);

                           (q)  evidence reasonably satisfactory to Buyer that
the Subsidiaries have transferred to Seller or its Affiliates such of the Acquired Sub Assets included within the Excluded Assets;

                           (r)  all required real estate tax transfer returns
and affidavits required to transfer the South Carolina Real Property duly executed by Seller, as required by applicable Law.

                           (s)  an affidavit from Seller stating under
penalties of perjury the United States taxpayer identification number of Seller and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

                           (t)  the resignations of such directors and
officers of the Acquired Subsidiaries as Buyer may request not later than five (5) days prior to the Closing Date;

                           (u)  the assignment of the Orlandi Agreement and
evidence that the shares covered by the Orlandi Agreement are free from any Encumbrance (except any rights of first refusal or preemptive rights on Buyer's transfer of such shares), if the Orlandi Agreement is to be assigned to Buyer; and

                           (v)     all other agreements, certificates, documents
and instruments referred to in Article IX hereof to be executed by Seller or any Affiliate of Seller on or prior to the Closing Date.

                  3.4 Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

                           (a)  immediately available funds in the amount of
the Preliminary Purchase Price less the Escrow Amount by wire transfer as provided in Section 2.1 hereof;

                           (b)  evidence that Buyer has deposited funds in the
amount of the Escrow Amount into the escrow established pursuant to the Escrow Agreement as provided in Section 2.1 hereof;

                           (c)  an assumption agreement pursuant to which
Buyer, or one or more of its Affiliates, assumes all of the Assumed Liabilities described in Section 1.3(a)(i)(A);

                           (d)  patent, trademark and copyright assignment
agreements referred to in Section 3.3(e);

                           (e)  Assignment and assumption of leases described
in Section 3.3(f);

                           (f)  the Transition Agreement;

                           (g)  the South Carolina Lease;

                           (h)  the Escrow Agreement duly executed by Buyer;

                           (i)  the certificates referred to in Section 10.1
hereof signed by duly authorized officers of Buyer;

                           (j)  the opinion of counsel for Buyer referred to
in Section 10.5 hereof;

                           (k)  all required real estate transfer tax returns
and affidavits required to transfer the South Carolina Real

Property duly executed by Buyer, or any permitted assignee, as required by applicable Law; and

                           (l)  all other agreements, certificates, documents
and instruments referred to in Article X hereof to be executed by Buyer or any Affiliate of Buyer on or prior to the Closing Date.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

                  4.1 Corporate Power and Authority; Effect of Agreement. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in all jurisdictions in which it is required to be so qualified, and has all requisite corporate power and authority to own or hold under lease the rights, properties and assets it purports to own or hold under lease and to carry on the Business as it is now conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.

                           (b)  This Agreement has been duly and validly
executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law, rule or regulation to which Seller or any of the Subsidiaries is subject, (y) violate any order, judgment or decree applicable to Seller or any of the Subsidiaries or (z) violate any provision of the Certificate of Incorporation or the By-laws, or equivalent organizational documents of Seller or any of the Subsidiaries.

                  4.2 Subsidiaries. At Closing, Seller shall own 100% of the issued and outstanding shares or quotas, as the case may be, of the Subsidiaries, except with respect to Alfa, as to which Seller shall own, at Closing, at least 89% of the issued and outstanding shares. Seller owns and at Closing will own the shares of capital stock or quotas, as the case may be, of the Subsidiaries free and clear of all Encumbrances. All of the issued and outstanding shares of capital stock or quotas, as the case may be, of the Subsidiaries owned by Seller are validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.2 of the Disclosure Schedule, there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire equity securities of any of the Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any Subsidiary to issue or dispose of any of its equity securities or any ownership interest therein. In the event Seller shall acquire additional shares of Alfa prior to the Closing, the foregoing representations and warranties shall be deemed made by Seller as to such additional shares.

                  4.3 Organization of the Subsidiaries. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, or hold under lease, the rights, properties and assets it purports to own or hold under lease and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business or financial condition of such Subsidiary.

                  4.4 Financial Statements. (a) Seller has delivered to Buyer correct and complete copies of the unaudited balance sheets of the Business as of October 31, 1994 and the related unaudited statements of operations and cash flows for the ten (10) month period then ended (collectively, the "Base Financial Statements").

                           (b)    The Base Financial Statements (i) are accurate
and complete in all material respects, consistent with the books and records of the Business (which are accurate and complete in all material respects), (ii) have been prepared in accordance with the accounting principles which have been used by Seller's Packaging Business, consistently applied throughout the periods indicated, and (iii) fairly present the financial position, results of operations and cash flows of the Business at the date thereof and for the periods therein indicated.

                           (c)      Except as and to the extent reflected in the
Base Financial Statements or Schedule 4.4(c) of the Disclosure Schedule, none of the Acquired Subsidiaries had, as of the date of such financial statements, any material Liabilities of any nature, except those of the type described in
Section 1.3(a)(i). Since the date of the Base Financial Statements, none of the Acquired Subsidiaries have declared or paid any dividends or transferred any of their assets to Seller or any of its Affiliates except as permitted in Section 1.2.

                           (d)      Buyer acknowledges that Seller has made no
representation   as  to  the   profitability   of  the   Business  and  no  such
representation   shall  be  inferred   from  this   Section  4.4  or  any  other
representation of Seller contained herein.

                  4.5 Absence of Certain Changes or Events. Except as set forth in Schedule 4.5 of the Disclosure Schedule, since the date of the Base Financial Statements, the Business has been conducted in all material respects only in the ordinary course of business consistent with past practices, and the Business has not (a) suffered any damage, destruction or casualty loss to its physical properties; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business consistent with past practice; (c) suffered any material adverse change to its results, financial condition or prospects; (d) increased the rate or terms of compensation payable or to become payable to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Contract; (e) permitted any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance; or (f) cancelled or waived any claims or rights of value or sold, transferred, distributed or otherwise disposed of any material assets.

                  4.6 Title to and Condition of Properties. (a) The items listed on Schedule 4.6(a) of the Disclosure Schedule constitute all of the machinery, equipment, vehicles, office furniture, tools and other tangible personal property, which have a net book value or replacement cost in excess of $25,000, and all of the real property used in the Business.

                           (b)  Except as set forth on Schedule 4.6(b) of the
Disclosure Schedule, Seller and its Affiliates with respect to the Business have good title to all of the assets and properties which they purport to own, including, without limitation, the items listed on Schedule 4.6(a) of the Disclosure Schedule and those reflected on the Base Financial Statements), except for assets and properties sold or consumed in the ordinary course of business since the date of the Base Financial Statements, or, in the case of leased property, have a valid, subsisting, good and marketable leasehold estate, free and clear of Encumbrances, except (i) as set forth in Schedule 4.6(b) of the Disclosure Schedule, and (ii) liens for taxes and assessments not yet due (the matters set forth in the foregoing clauses (i) and (ii) being referred to herein as the "Permitted Exceptions"). Seller owns fee simple title in and to the South Carolina Real Property free and clear of all Encumbrances created by, through or under Seller, subject only to the Permitted Exceptions.

                           (c)  Except as set forth on Schedule 4.6(c) of the
Disclosure Schedule, the tangible assets and properties of Seller and its Affiliates with respect to the Business (except the Excluded Assets) are in good operating condition, normal wear and tear excepted, and are all of the tangible assets used to conduct the Business as currently conducted.

                  4.7  Patents and Trademarks.

                           (a)  The Intellectual Property comprise all of the
intellectual property rights used in the operation of the Business as currently conducted. Schedule 4.7 of the Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of Seller or its Affiliates with respect to the Business; (ii) all trade names and unregistered trademarks and service marks owned or used by Seller or its Affiliates with respect to the Business and material to the financial condition, operating results or operations of the Business; (iii) all unregistered copyrights, and mask works owned or used by Seller or its Affiliates with respect to the Business and material to the financial condition, operating results or operations of the Business; and (iv) all licenses or similar agreements or arrangements for the Intellectual Property to which Seller or its Affiliates with respect to the Business is a party, either as licensee or licensor, including, without limitation, material so-called "execute by opening" software licenses.

                           (b)  Except as set forth in Schedule 4.7 of the
Disclosure Schedule: (i) Seller or an Affiliate of Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property used in the Business as currently conducted free and clear of all liens, licenses, security interests, encumbrances and other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is, to Seller's Knowledge, threatened, and to Seller's Knowledge there are no grounds for the same; (iii) no loss or expiration of any part of the Intellectual Property is to Seller's Knowledge threatened or pending; (iv) neither Seller nor any Affiliate of Seller has received any written notice of any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, without limitation, any demand or request that Seller or any Affiliate of Seller license any rights from a third party); and (v) in connection with the Business, to Seller's Knowledge, neither Seller nor any Affiliate of Seller has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither Seller nor any Affiliate of Seller is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted.

                           (c)  All of the Intellectual Property is or will be
owned by, or properly assigned or licensed to, Seller or an Affiliate of Seller at the time of the Closing, as set forth in Schedule 4.7 of the Disclosure Schedule. Except as set forth in Schedule 4.7 of the Disclosure Schedule, the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property. Seller and each Affiliate of Seller has taken all necessary and desirable action to maintain and protect the Intellectual Property and will continue to maintain and protect the Intellectual Property prior to the Closing so as to not materially adversely affect the validity or enforceability of the Intellectual Property.

                  4.8 Contracts. (a) For purposes of this Agreement, the term "Contract" means each contract or agreement, whether written or oral (including any and all amendments thereto), to which Seller or any Affiliate of Seller with respect to the Business is a party or by which Seller or any Affiliate of Seller with respect to the Business is bound. Schedule 4.8 of the Disclosure Schedule contains a true and correct list, as of the date hereof, of the following
Contracts:

                   (i) any collective bargaining agreement or labor contract;

                                    (ii)     any distributorship, agency or
manufacturer's representative agreement;

                  (iii) any open sales order, contract or firm quotation for more than $100,000 ("Backlog Contracts");

                    (iv) any purchase order or requirements
contract for more than $20,000 ("Supply Requirements Contracts");

                     (v) any insurance policies for which Seller or any Affiliate of Seller with respect to the Business is a beneficiary or a named insured;

                   (vi) any equipment lease requiring annual expenditures of more than $20,000;

                    (vii) any vehicle lease requiring annual expenditures of more than $5,000;

                                    (viii)  any real estate lease;

                  (ix) any contract between Seller and any of its Affiliates, or between any Affiliates of Seller, related to the Business;

                  (x) any bond, letter of credit, or agreement of guarantee, surety or indemnification;

                     (xi) any license agreement (other than
Intellectual Property license agreements);

                                    (xii)  any agreement or contract that
restricts Seller or any Affiliate with respect to the Business from competing in any line of business with any other person anywhere in the world;

                 (xiii) any management, employment, consulting or severance contract with any officer, consultant, director, employee or other person or entity;

                     (xiv) any joint venture or partnership
agreement;

                  (xv) any contract or agreement that involves capital expenditures of more than $15,000; and

                 (xvi) any Contract which requires the payment or receipt of $25,000 in any one year period or is otherwise material to the Business and is not of the type included in any of the foregoing clauses (i) through (xv).

                           (b)      Except as set forth in Schedule 4.8 of the
Disclosure Schedule, neither Seller, nor any Affiliate of Seller is in material default, and to Seller's Knowledge and to the knowledge of any Affiliate of Seller, none of the other parties thereto is in material default, under any of the foregoing Contracts.

                           (c)  Prior to Closing, Seller shall provide to
Buyer copies of all Contracts listed in Schedule 4.8 of the Disclosure Schedule.

                  4.9 Litigation. Except as set forth in Schedule 4.9 of the Disclosure Schedule, there is no Legal Proceeding pending against Seller or any Affiliate of Seller with respect to the Business. To Seller's Knowledge and to its Affiliates' knowledge, there is no Legal Proceeding threatened against Seller or any Affiliate of Seller with respect to the Business which, if adversely determined, would have a material adverse effect on the Business. Except as set forth in Schedule 4.9 of the Disclosure Schedule, none of Seller or any Affiliate of Seller with respect to the Business is subject to any outstanding orders, rulings, judgments or decrees.

                  4.10 Compliance with Laws. (a) Schedule 4.10 of the Disclosure Schedule lists all material Permits issued to Seller or any Affiliate of Seller with respect to the Business. Except as set forth in Schedule 4.10 of the Disclosure Schedule, (i) no other material Permit is necessary to lawfully conduct the Business as it is currently conducted, (ii) Seller and each Affiliate of Seller with respect to the Business is in material compliance with all Permits, Laws and Orders of Governmental Bodies, (iii) none of Seller or any Affiliate of Seller with respect to the Business has received written notice, or knows of the actual or threatened issuance of any notice, of such violation or alleged violation of any such Permits, Laws or Orders of Governmental Bodies, and (iv) none of Seller or any Affiliate of Seller with respect to the Business has received any written notice of any violation or alleged violation of any applicable federal or state antitrust Laws, in respect of which violation the period of limitations on liability has not expired.

                           (b)  Except as set forth in Schedule 4.10, (i) the
real estate owned or leased by Seller or any Affiliate with respect to the Business, including without limitation, the South Carolina Real Property, is covered by a valid and subsisting certificate of occupancy or similar Permit with respect to the occupancy and use of existing improvements located thereon, and (ii) the improvements on such real property and the uses to which Seller or any Affiliate of Seller are presently employing such improvements are not, and will not be prior to the Closing Date, in material violation of such certificates or applicable zoning and land use Laws or dependent upon variances, conditional use permits or similar approvals.

                  4.11 Environmental and Health/Safety Compliance. Except as set forth in Schedule 4.11 of the Disclosure Schedule:

                           (a)      each of Seller and any Affiliate of Seller
with  respect to the  Business is and, to Seller's  Knowledge,  has at all times
been  in  material  compliance  with  all  applicable   Environmental  Laws  and
Health/Safety Laws.

                           (b)  each of Seller and any Affiliate of Seller
with respect to the Business has obtained, maintained and materially complied with all environmental permits, licenses, authorizations or qualifications required for the operation, ownership and use of its (i) present businesses and
(ii) presently owned or leased assets and properties.

                           (c)  no Hazardous Materials have been generated,
transported, stored, buried, dumped, treated, recycled or otherwise handled in any way by any of Seller or any Affiliate of Seller with respect to the Business, except in compliance with applicable Laws and in a manner such that there has been or is no Release of any Hazardous Material).

                           (d)  no Hazardous Materials are located on or
beneath, contained in or otherwise form a part of the owned or leased assets or properties of any of Seller and any Affiliate of Seller with respect to the Business, except for those handled in compliance with applicable Laws and in a manner such that there has been or is no Release of any Hazardous Material).

                           (e)  no PCBs or asbestos are or, to Seller's
Knowledge, have been located on or beneath, contained in or otherwise form a part of the owned or leased assets or properties of any of Seller or any Affiliate of Seller with respect to the Business in a manner not in material compliance with applicable Laws.

                           (f)  to Seller's Knowledge, there has been no prior
use of the owned or leased assets or properties of any of Seller or any Affiliate of Seller with respect to the Business by any Person whereby Hazardous Materials were located on or beneath, contained in or otherwise formed a part of such assets or properties, except those handled in compliance with applicable Laws and in a manner such that there has been or is no Release of any Hazardous Material).

                           (g)  there is no present, nor, to Seller's
Knowledge, has there been any past, Release of Hazardous Materials on or from the owned or leased assets or properties of any of Seller or any Affiliate of Seller with respect to the Business or from assets or properties formerly owned or operated by any of Seller or any Affiliate of Seller with respect to the Business that have caused Hazardous Material to become located on or beneath, contained in or otherwise form a part of such properties.

                           (h)  Seller has received no written information
indicating that any person or entity, including any employee, may have materially impaired health as the result of the operation of the Business or as a result of the Release of Hazardous Materials from the assets or properties of any of Seller or any Affiliate of Seller with respect to the Business.

                           (i)  neither Seller nor any Affiliate of Seller
with respect to the Business has treated, stored or disposed of any Hazardous Waste, as such term is used within the meaning of the Resource Conservation and Recovery Act of 1976, as amended, or similar applicable state or municipal Law, in violation of any applicable Laws.

                           (j)  neither Seller nor any Affiliate of Seller
with respect to the Business has received any notice from any governmental body or agency or other person or entity advising it that it is potentially responsible for response costs with respect to a Release or threatened Release of Hazardous Materials.

                           (k)  no underground storage tanks are or have ever
been located on any properties owned or leased by any of Seller or any Affiliate of Seller with respect to the Business.

                           (l)  no administrative order or notice, consent
order or decree, litigation, action, claim, settlement or citation with respect to Environmental Laws, Health/Safety Laws or Hazardous Materials exists with respect to or in connection with the operation of any of the assets or properties currently owned or leased by any of Seller or any Affiliate of Seller with respect to the Business.

                  4.12  Employee Benefit Plans.

                           (a)    Schedule 4.12(a)(i) of the Disclosure Schedule
lists each employee benefit plan as defined in Section 3(3) of ERISA or any comparable Law currently covering any current employee of the Business (an "Employee Benefit Plan"). Schedule 4.12(a)(ii) of the Disclosure Schedule lists each employment or severance contract or arrangement, each stock option plan, restricted stock plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by Seller or any Affiliate of Seller that covers any current or former employee, director or agent of the Business or any portion of the Business and that is not an Employee Benefit Plan (a "Benefit Arrangement").

                           (b)      To Seller's Knowledge, each Employee Benefit
Plan and each Benefit Arrangement being assumed by Buyer (the "Assumed Plan") complies in all material respects, and has been operated and administered in all material respects in accordance with its terms and all applicable Laws. Except as required by Law, no Assumed Plan currently covers any former employee of the Business.

                           (c)      Seller has delivered or made available to
Buyer complete and correct copies of (i) each Employee Benefit Plan and each Benefit Arrangement, and (ii) with respect to each Assumed Plan, any trust agreements, funding agreements or insurance contracts relating thereto and, if applicable, the summary plan description currently in effect and all material modifications thereto.

                           (d)   Except as set forth on Schedule 4.12(d) of the
Disclosure Schedule, there are no actions or claims existing or pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened with respect to any Assumed Plan.

                           (e)      All contributions required to be made by
Seller or any Affiliate of Seller under applicable law or the terms of any Assumed Plan to each Employee Benefit Plan and each

Benefit Arrangement have been made within the time prescribed by such law, plan, or arrangement. There does not exist any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any Assumed Plan maintained in the United States (the "U.S. Assumed Plan"), nor would there exist any such deficiency but for the application of an alternative minimum funding standard. There has not been issued any waiver of the minimum funding standards imposed by the Code with respect to any such U.S. Assumed Plan. Except as set forth on Schedule 4.12(e) of the Disclosure Schedule, the fair market value of the assets of each Assumed Plan that is a funded defined benefit pension plan or a funded foreign pension plan equals or exceeds the actuarial present value of all accrued benefits under such plan or arrangement (whether or not forfeitable), based on the actuarial assumptions used in the most recent valuation performed by the actuary for such plan or arrangement.

                           (f)     No U.S. Assumed Plan is a "multiple employer"
plan within the meaning of Section 4063 or 4064 of ERISA or a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                           (g)   Except as set forth on Schedule 4.12(g) of the
Disclosure Schedule, the execution and performance of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable under an Assumed Plan to or in respect of any current or former employee of the Business or the beneficiary or dependent of any such current or former employee.

                           (h)    Except as set forth on Schedule 4.12(h) of the
Disclosure Schedule, to Seller's Knowledge, no amounts paid or payable by any of Buyer or any Affiliate of Buyer (including without limitation, the Acquired Subsidiaries) to current or former employees of the Business as a result of or in connection with the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code, provided that no such amount paid or payable to any such employee shall exceed such employee's annual base salary.

                           (i)    Except as set forth on Schedule 4.12(i) of the
Disclosure Schedule or required by Law, neither Seller, nor any Affiliate of Seller, maintains, sponsors, or has any obligation to provide, any post-employment welfare, health, medical or life insurance benefits to any current or former employee of the Business.

                  4.13 Consents. Except as set forth in Schedule 4.13 of the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any Governmental Body (other than pursuant to the HSR Act) is required in connection with the execution, delivery and performance by Seller or any Affiliate of Seller of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Buyer is required to obtain or make.

                  4.14 Taxes. (a) Except as set forth in Schedule 4.14 of the Disclosure Schedule, all Tax Returns required to be filed by or with respect to the Subsidiaries have been filed in a timely manner (taking into account all lawful extensions of due dates), all such Tax Returns are correct and complete and all Taxes due, or which may be due, with respect to the periods or events covered by such Tax Returns have been paid. Except as set forth in Schedule 4.14 of the Disclosure Schedule, there are no actions or proceedings pending or threatened with respect to any of the Subsidiaries concerning any Taxes.

                           (b)      Seller is not a "foreign person" within the
meaning of Section 1445(b) (2) of the Code, and Seller shall furnish Buyer at Closing with affidavits to that effect in form reasonably satisfactory to Buyer.

                           (c)    Each Subsidiary is a foreign corporation, none
of the Subsidiaries, other than Figgie International Mexico, is or ever has been a corporation described in Section 1504(d) of the Code, and none of the Subsidiaries is or ever has been subject to taxation pursuant to Sections 881 or 882 of the Code, or otherwise subject to taxation in the United States.

                           (d)      None of the Assets has ever been the subject
of a so-called "safe harbor lease" to which Reg. ss. 5c.158(f)(8) applies or applied. The transactions contemplated by this Agreement will not, in any respect, subject Buyer or its Affiliates to Section 1445 of the Code.

                           (e)  Except as provided in Section 4.14(c), none of
the Subsidiaries is or ever has been a member of a consolidated or affiliated group for purposes of taxation under any applicable Law. None of the Subsidiaries is a party to any tax sharing agreement or similar agreement with Seller or any Affiliate of Seller.

                  4.15 Labor Relations and Practices. (a) Except as set forth in
Schedule 4.15 of the Disclosure Schedule, there are no material controversies pending or, to Seller's Knowledge, threatened, between Seller or any Affiliate of Seller with respect to the Business and their employees. Schedule 4.15 of the Disclosure Schedule contains a complete and accurate list of all labor arbitrations, equal employment opportunity, unfair labor practice charges and claims for unfair dismissal, if any, between Seller or any Affiliate of Seller with respect to the Business and their employees or any of them, which occurred at any time within the last five years.

                           (b)  Schedule 4.15 of the Disclosure Schedule
contains a complete list of all collective bargaining agreements and other labor agreements to which Seller or any Affiliate of Seller with respect to the Business is a party. Except as set forth on Schedule 4.15 of the Disclosure Schedule, neither Seller nor any Affiliate of Seller with respect to the Business is a party to any collective bargaining agreement or other labor agreement. Except as set forth on Schedule 4.15 of the Disclosure Schedule, there is not now any actual or, to Seller's Knowledge, threatened strike, picket, work stoppage or slowdown, or other material labor trouble with respect to any of the employees of Seller or any Affiliate of Seller with respect to the Business. Schedule 4.15 of the Disclosure Schedule contains a complete and accurate list of all open claims for worker's compensation, including the names of the claimants, the claim numbers, the potential dollar liabilities to the insurer or Seller or any Affiliate of Seller with respect to the Business and the amounts paid to date.

                  4.16 Product Warranty and Product Liability. Except as set forth on Schedule 4.16 of the Disclosure Schedule, there are no product warranty or product liability claims pending or, to Seller's Knowledge, threatened against any of Seller or any Affiliate of Seller with respect to the Business and, to Seller's Knowledge, there is no state of facts or the occurrence of any event forming the basis for any such product warranty, product liability or other tort claim. Schedule 4.16 of the Disclosure Schedule sets forth a complete and accurate summary of product liability claims made against any of Seller or any Affiliate of Seller with respect to the Business within the past five (5) years.

                  4.17 Backlog Contracts. Seller and each Affiliate of Seller which is party to any Backlog Contracts, as the case may be, has a reasonable expectation of being able to meet its obligations under the Backlog Contracts to which it is a party, in accordance with the terms of such Backlog Contracts.

                  4.18  Supply  Requirement  Contracts.  Except  as set forth on
Schedule 4.18 of the Disclosure Schedule, each of the Supply Requirement Contracts is on commercially reasonable terms and none of the Supply Requirement Contracts require purchases by Seller or any Affiliate of Seller, as the case may be, in excess of their reasonably expected requirements.

                  4.19 Government Contracts. Neither Seller nor any Affiliate of Seller with respect to the Business is party to any contract, whether oral or written, with any Governmental Body.

                  4.20 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or any Affiliate of Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or any Affiliate of Seller.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller as follows:

                  5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

                  5.2 Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which Buyer is subject, (ii) violate any order, judgment or decree applicable to Buyer or (iii) violate any provision of the Certificate of Incorporation or the By-laws of Buyer.

                  5.3 Consents. No consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than pursuant to the HSR Act and similar Italian Laws) is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Seller or any Affiliate of Seller is required to obtain or make.

                  5.4 Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                  5.5 Litigation. There is no Litigation pending or, to Buyer's knowledge, threatened (i) against Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                  5.6 Purchase for Investment. Buyer is purchasing the Subsidiary Shares for investment and not with a view to any public resale thereof.

                  5.7 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer or any Affiliate of Buyer in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer or any Affiliate of Buyer.


                                   ARTICLE VI

                              COVENANTS OF SELLER

                  Seller hereby covenants and agrees with Buyer as follows:

                  6.1 Cooperation; Assignments. (a) From the date hereof and prior to the Closing, Seller will use its best efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act and similar Italian Laws) as shall be required in order to enable Seller and its Affiliates to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

                           (b)      Notwithstanding anything herein to the
contrary, to the extent that any Contract or any Permit included in the Assets is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party, and despite the exercise by Seller of its best efforts to obtain same such consent or waiver cannot be obtained, or if such assignment, transfer, sublease or sublicense would constitute a violation of any Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof.

                           (c)     If any such consent or waiver is not obtained
or an assignment, transfer, sublease or sublicense would constitute a violation of Law, (i) Seller shall, or shall cause its Affiliates to, at Buyer's request, use their best efforts (x) to provide to Buyer the benefits of any such Contracts or Permits included in the Assets, (y) to cooperate in any arrangement designed to provide such benefits to Buyer and (z) to enforce for the account of Buyer any rights of Seller or any Affiliate of Seller arising from any such Contracts or Permits included in the Assets against such issuer or the other party or parties referred to therein, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of Buyer and
(ii) Buyer shall perform the obligations of Seller or its Affiliate arising under such Contracts and Permits to the extent that by reason of the transactions consummated pursuant to this Agreement, Buyer has control over the resources necessary to perform such obligations and Buyer receives the benefit of such Contract or Permit.

                  6.2 Conduct of Business. (a) Except as may be otherwise contemplated by this Agreement, from the date hereof and prior to the Closing, Seller will cause the Business to (i) operate only in the ordinary course in substantially the same manner as heretofore conducted; (ii) preserve intact the present business operations, organization and goodwill of the Business; (iii) maintain its properties, machinery and equipment in good operating condition and repair, sufficient to enable the Business to operate in all material respects in the manner in which the Business is currently operated; (iv) continue all existing insurance policies (or comparable insurance) of or relating to the Business in full force and effect; (v) use its best efforts to keep available until the Closing the services of its present officers, employees and agents (as a group); and (vi) preserve its relationship with its lenders, suppliers, customers, licensors and licensees and others having business dealings with it such that the Business will not be impaired. In addition, Seller shall obtain Buyer's written consent prior to amending an existing Contract or entering into any additional Contract of the type described in Section 4.8(a)(i) through
(xvi).

                           (b)  Except as otherwise may be contemplated by
this Agreement, Seller shall not, and shall cause its Affiliates not to, do any of the following:

                   (i) (A) increase the rate of compensation payable or to become payable to any of the employees or agents of Seller or any Affiliate of Seller with respect to the Business,





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other than in the ordinary  course of business of the Business,  or (B) amend in any material respect any Employee Benefit Plan or Benefit Arrangement to or in respect of any such employee or agent, other than as may be required to maintain compliance with ERISA and/or the Code;

                 (ii) (A) incur or become subject to, or agree to incur or become subject to, any material obligation or liability (contingent or otherwise) relating to Seller or any Affiliate with respect to the Business, except normal trade or business obligations (including Contracts) incurred in the ordinary course of business and consistent with past practice (except the type of Contract described in Section 4.8(a)(i) through (xvi), subject, however, to any dollar amounts set forth therein), (B) sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets or the properties or assets of the Acquired Subsidiaries, other than inventory in the ordinary course of business and consistent with past practice, (C) cancel or compromise any material debt or claim, or waive or release any material right relating to the Business, or (D) acquire any material assets relating to the Business other than in the ordinary course of business; or

                    (iii) agree to do any of the foregoing.

                  6.3 Access. From the date hereof and prior to the Closing, Seller shall provide Buyer with any routine reports provided by the management of Seller and any Affiliate of Seller with respect to the Business promptly after the preparation of same, and with such other information as Buyer may from time to time reasonably request with respect to the Business and the transactions contemplated by this Agreement, and shall provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Business as Buyer may from time to time reasonably request. All such information and access shall be subject to the terms and conditions of the confidentiality agreement previously entered into by Seller and Buyer (the "Confidentiality Agreement").

                  6.4 Further Assurances. At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further action, or cause its Affiliates to do the same, as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby, including without limitation, preparing documents suitable for recordation in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other similar domestic or foreign agency or office.

                  6.5 Release of Certain Liens. Seller shall file, or cause to be filed, Form UCC-3 termination statements and obtain,





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



or cause to be obtained, any other releases, consents, waivers or similar documents necessary to release any Encumbrance on the Assets, the Subsidiary Shares, and the properties and assets of the Subsidiaries that is not a Permitted Exception or otherwise permitted herein.


                                  ARTICLE VII

                               COVENANTS OF BUYER

                  Buyer hereby covenants and agrees with Seller as follows:

                  7.1 Cooperation by Buyer. From the date hereof and prior to the Closing, Buyer will use its best efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act and any similar Italian
Law) as shall be required in order to enable Buyer to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Nothing in this Agreement shall be construed to require Buyer or any of its Affiliates to divest or hold separate any portion of the Business or any portion of the business of Buyer or its Affiliates.

                  7.2 Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the request of Seller and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

                  7.3  Post-Closing Access.

                           (a)  From and after the Closing, Buyer shall
provide Seller with reasonable access during normal business hours to the books and records of Buyer (other than books and records protected by the attorney-client privilege) to the extent relating to the Business prior to the Closing as is necessary in connection with personnel, legal, tax and regulatory matters relating directly to the Business.

                           (b)  Buyer may take such action as it deems
reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section and to condition access to such materials which are deemed confidential by Buyer upon the agreement by Seller in writing (i) not to disclose to any Person or use, and not to permit its Affiliates to disclose to any Person or use, such confidential information, and (ii) to obtain written





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



confidentiality agreements from each Affiliate who is given access to such confidential information.


                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

                  8.1  Acquired Subsidiary Taxes.

                           (a)      (i)     Buyer shall cause to be prepared and
timely filed all required Tax Returns of the Acquired Subsidiaries for any period which ends on or before the Closing Date for which Tax Returns have not been filed or required to have been filed on or before such date and for taxable periods beginning before and ending after the Closing Date (Tax Returns for such latter periods being referred to herein as "Straddle Returns"). At least fifteen
(15) days prior to the filing of any Tax Returns required to be filed by Buyer pursuant to the preceding sentence, Buyer shall submit copies of such returns to Seller for Seller's approval, which approval shall not be unreasonably withheld. In the event of a dispute with respect to any such Tax Returns, Buyer shall determine the final form of such returns. All such Tax Returns shall be prepared and all elections with respect to such returns shall be made, to the extent permitted by law, in a manner consistent with prior practice of the Acquired Subsidiary involved.

                  (ii) Buyer shall timely cause to be paid all Taxes for the periods to which the Tax Returns to be filed pursuant to Section 8.1(a)(i) relate. Taxes to be caused to be paid by Buyer to the extent attributable to any period or portion of a period ending on or before the Closing Date shall be referred to herein as "Pre-Closing Taxes." Seller will pay to Buyer an amount equal to the Pre-Closing Taxes, in excess of any reserve therefor in the Final Balance Sheet, due with respect to any such Tax Return. In the case of a Straddle Return, Pre-Closing Taxes shall be calculated by Buyer on the basis of events through the close of business on the Closing Date and at least fifteen (15) days prior to the filing of a Straddle Return, Buyer shall submit to Seller for Seller's approval, which shall not be unreasonably withheld, Buyer's calculation of the Pre-Closing Taxes in respect of such Straddle Return. Any amounts owed by Seller to Buyer pursuant to this Section 8.1(a)(ii) shall be paid by Seller within the later of five (5) days of Buyer's request therefor or five (5) days prior to the date on which the related Tax is due.

                           (b)     Seller will indemnify and hold harmless Buyer
and its Affiliates against any and all Liability (including, without limitation, interest, additions to Tax and penalties) for Pre-Closing Taxes. Such indemnification shall be in accordance with Section 13.2.






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



                           (c)   After the Closing Date, Buyer and Seller shall
make available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of any of the Acquired Subsidiaries for all periods and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

                           (d)      In the event of any foreign Tax audits or
assessments which may affect the Tax liabilities of any Acquired Subsidiary for which Seller would be liable under Section 8.1, Buyer shall provide Seller with notice of such audit or assessment and Seller shall indemnify Buyer in respect thereof in accordance with Section 13.2.

                           (e)  Seller will indemnify and hold harmless Buyer
and its Affiliates against any and all Liabilities which may be imposed upon Buyer or any of its Affiliates under Treas. Regs.
Section 1.1502-6 or any similar provision of any Law.

                  8.2 Corporate Names. (a) Subject to the provision of Section 8.2(b), Buyer acknowledges that, as between Buyer and Seller, Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively "Names") incorporating "Figgie" or any similar Name and to all corporate symbols or logos (collectively "Logos") incorporating "Figgie" or any similar Name, all right to which and the goodwill represented thereby and pertaining thereto are being retained by Seller and are not included in the Assets. Subject to the provisions of Section 8.2(b), Buyer agrees that it will not, and will cause the Acquired Subsidiaries not to, use the Name "Figgie" or any similar Name or any Logo incorporating such Name or any similar Name in connection with the sale of any products or services or otherwise, and if any of the Assets or any of the assets of the Acquired Subsidiaries bears either such Name or Logo, Buyer shall or shall cause the appropriate Acquired Subsidiary, prior to the use or sale of such assets, to delete such Name or Logo or clearly and prominently indicate that it is no longer affiliated with Seller or any Affiliate thereof.

                           (b)    For a period of one (1) year from the Closing
Date (the "Window Period"), Buyer shall have the right to (i) use the "Figgie Packaging System" Name or Logo in connection with the Business and (ii) to use any assets on hand, including without limitation, any catalogs, invoices or packaging material, bearing the "Figgie Packaging System" Name or Logo, in each case without having to remove or obliterate the Name or Logo thereon. Immediately upon the expiration of the Window Period, Buyer shall cease to use such Name or Logo and shall remove such Name or Logo from such catalogs, invoices or packaging material or clearly and prominently indicate that "Figgie Packaging Systems" is not affiliated with Buyer or any Affiliate thereof.






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



                  8.3 Transition Services. At or prior to Closing, Buyer and Seller shall enter into a transition services agreement (the "Transition Agreement"), in form and substance reasonably acceptable to Seller and Buyer, pursuant to which Seller shall provide to Buyer management information system services substantially similar to the management information system services provided to the Business prior to the date hereof, which services are described on Annex 6 hereto. The Transition Agreement shall be for a term of six (6) months with an option by Buyer to extend the term for an additional three (3) months and shall provide for a one-time database separation fee of $35,000 and a monthly fee of $11,000 and Buyer shall pay the cost of downloading from the VAX.

                  8.4 Non-Competition. (a) Seller agrees that for a period of two (2) years following the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly manage, operate, control or participate in the ownership, management, operation or control of any business which manufactures or sells products which are the same as the products manufactured or sold by the Business as of the Closing Date within those geographical areas or markets in which Seller presently conducts, or has in the two (2) years prior to the Closing, conducted the Business. For these purposes, ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 10% of any class of such securities shall not be considered to be competition with the Business. Further, Seller agrees that for a period of two (2) years following the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly induce any person who was an employee of the Business on or after the Closing Date to terminate such employment relationship or employ such person while such person is in the employ of the Business or for one (1) year thereafter. The foregoing covenant not to compete shall not be interpreted either to limit or prohibit Seller's operation of the remaining portion of the Packaging Business (exclusive of the Business) in the manner in which it has been conducted in the past, or to limit or prohibit in any manner whatsoever any transferee of the remaining portion of the Packaging Business from competing against the Business.

                  (b) It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.4 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 8.4 shall be adjudicated to be invalid or unenforceable, such provision or portion of this Section 8.4 shall be deemed modified so that it shall be enforced to the greatest extent permissible, such modification to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.






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



                  (c) The parties acknowledge that damages and remedies at law for any breach of this Section 8.4 will be inadequate and that Buyer shall be entitled to seek specific performance and other equitable remedies (including an injunction) and such other relief as a court may deem appropriate in addition to any other remedies Buyer may have.

                  8.5 Separate Agreement for Acquired Subsidiaries. Seller agrees that Buyer may designate one or more of its Affiliates to be the transferee of the shares owned by Seller of the Acquired Subsidiaries, and, in such event, Seller will enter into such separate sale agreement with the designee as Buyer may reasonably propose; provided, that (i) neither the designation nor the entry into a separate sale agreement nor the consummation of the transactions contemplated thereby shall have any adverse consequences to Seller or any of its Affiliates (including without limitation any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby), (ii) the provisions of such separate sale agreement shall not be inconsistent with this Agreement, and
(iii) neither the designation nor the entry into a separate sale agreement nor the consummation of the transactions contemplated thereby shall release Buyer of its obligations hereunder.

                  8.6 Accounts Receivable. In the event any accounts receivable of Seller or any Affiliate of Seller with respect to the Business in existence on the Closing Date and included in the Assets or which are payable to any of the Acquired Subsidiaries shall remain unpaid beyond six (6) months from the date on which such account receivable was entered as such on the books and records of Seller or any Acquired Subsidiary, then within ten (10) days after Buyer's written notice to Seller specifying that such account receivable has been outstanding beyond six (6) months, Seller shall pay to Buyer the full amount of such outstanding account receivable in excess of the reserve for such account receivable in the Final Balance Sheet and Buyer shall assign such account receivable to Seller, at Seller's sole cost and expense. Buyer shall apply all payments received with respect to any accounts receivable to the oldest outstanding invoice relating to such account, unless the customer tendering such payment specifies in writing a different invoice which shall not have been suggested or requested by Buyer. Seller and Buyer acknowledge that certain accounts receivable are outstanding because of pending warranty repair claims relating to the equipment covered by such accounts receivable and that, subject to the limitations imposed by Section 1.3(a)(i)(A)(3), such warranty repairs are Assumed Liabilities and will be performed by Buyer. Schedule 4.16 of the Disclosure Schedule sets forth all such accounts receivable specifying the amount of such account receivable and a description of the pending warranty claim. Prior to Closing, Schedule 4.16 of the Disclosure Schedule shall be updated by Seller as necessary to reflect any additional accounts receivable which are outstanding because of





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



pending warranty repair claims. If, after reasonable efforts, Buyer shall not have completed any such warranty repair and any such account receivable related thereto remains outstanding beyond the 6-month period referred to above, Seller shall nevertheless pay to Buyer the full amount of such account receivable in excess of the reserve for such account receivable in the Final Balance Sheet.

                  8.7 South Carolina Lease. At or prior to Closing, Buyer or an Affiliate of Buyer and Seller shall enter into a lease (the "South Carolina Lease"), in form and substance reasonably acceptable to Seller and Buyer, pursuant to which Buyer or its Affiliate shall lease a portion of the South Carolina Real Property to Seller for a one (1) year period, it being understood that the economic terms of the South Carolina Lease have not yet been agreed upon and that the parties shall negotiate such terms in good faith and reach agreement thereon by the Closing Date.

                  8.8 Allocation of Purchase Price. Buyer and Seller hereby agree that the Preliminary Purchase Price of the Assets and the consideration for the Non-Competition Agreement will be allocated pursuant to the mutual agreement of the parties which agreement the parties will negotiate in good faith and conclude by the Closing Date. Subject to the requirements of any applicable Law, all Tax Returns and reports filed by Buyer and Seller shall be prepared consistently with such allocation. In the event the Final Purchase Price shall be different than the Preliminary Purchase Price, Buyer and Seller agree to adjust such allocation to reflect the Final Purchase Price and to file consistently any Tax Returns and reports required as a result of such adjustment.

                  8.9 Seller's Supplemental Disclosure Schedule. Seller may, from time to time prior to the Closing (but not later than five (5) days prior to the Closing), by written notice in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter which would constitute a breach of any representation and warranty herein contained. If Buyer determines that any matter disclosed in such supplemental disclosure would impose additional material burdens or risks upon Buyer upon the consummation of the transactions contemplated herein, Buyer shall promptly notify Seller of such matter and Seller shall have a reasonable period of time thereafter to resolve such matter, using Seller's best efforts, to Buyer's reasonable satisfaction. If such matter is not resolved to Buyer's reasonable satisfaction within thirty
(30) days after Buyer has notified Seller of such matter, unless Buyer shall waive resolution of such matter, this Agreement shall be deemed to be terminated by mutual consent of the parties pursuant to Section 12.1(a). If such matter is resolved as provided above or if Buyer shall waive resolution of such matter, this Agreement shall continue in full force and effect and Seller's representations and warranties shall be deemed supplemented by such additional





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



disclosure. The Closing and the Closing Date shall be postponed as necessary to effect the foregoing provisions.

                  8.10 Relocation of Assets. Prior to the Closing, Seller shall cause those Assets listed on Annex 1 as being located in Seller's Cuyahoga Falls, Ohio facility and all inventory, spare parts, tools, jigs, customer lists, know-how, manuals, drawings and other assets of the Business located at the Cuyahoga Falls facility to be delivered to Seller's facility operated at the South Carolina Real Property. Seller shall, at Buyer's expense, prepare all such Assets for shipment and shall ship such Assets as directed by and at the expense of Buyer. Seller shall submit invoices to Buyer in respect of all such relocation expenses and Buyer shall pay such invoices promptly upon its receipt thereof.

                  8.11 South Carolina Environmental Matters. Prior to the Closing, Seller shall contact officials of the South Carolina Department of Health and Environmental Control and shall obtain from such officials a determination as to whether the lagoon located on the South Carolina Real Property is required to be closed. Seller shall promptly notify Buyer of such officials' determination and the basis therefor. If such determination requires closing of the lagoon, Seller shall, at Seller's sole cost and expense, close the lagoon in accordance with all directives of the applicable Governmental Bodies, including the timetable for such closure established by such Governmental Bodies, if any, otherwise such closure shall be completed promptly after the Closing. The foregoing activities by Seller at the South Carolina Real Property, if any, shall be conducted and completed by Seller in accordance with all applicable Laws. Prior to the Closing, Seller shall cause all friable asbestos in the improvements located at the South Carolina Real Property, if any, to be removed or encapsulated so that such asbestos shall be nonfriable on the Closing Date. Such removal or encapsulation shall be in accordance with all applicable Laws.

                  8.12 Guadalajara Appraisal. Prior to the date of this Agreement, Seller and Buyer have delivered to American Appraisal an authorization, dated September 30, 1994, to undertake the appraisal of the real property used in the Business in Guadalajara, Mexico and a further instruction letter, dated on or about the date hereof, clarifying the method of appraisal. Within fifteen (15) days after the date of this Agreement, Buyer and Seller shall cause American Appraisal Associates to complete its appraisal of such real estate in accordance with the original authorization and subsequent letter. Promptly after receipt of such final appraisal, the parties shall meet to discuss in good faith the results of such appraisal to determine a mutually acceptable value for such property for use in calculating the Preliminary Purchase Price and the Final Purchase Price. The value resulting from such discussions is herein referred to as the "Guadalajara Value".






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




                                   ARTICLE IX

                       CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to purchase the Assets shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

                  9.1 Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and all the representations and warranties of Seller contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Buyer shall have received a certificate of Seller (the "Seller's Certificate"), dated as of the Closing Date and signed by an executive officer of Seller, certifying as to the fulfillment of the conditions set forth in this Section 9.1.

                  9.2 No Prohibition. No Law or Order of any court, or administrative agency or other Governmental Body shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

                  9.3 Absence of Proceedings. Any waiting period applicable to the purchase under the HSR Act shall have expired or been terminated, and no action or proceeding shall be pending by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated herein, and neither Buyer nor Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, or the Federal Trade Commission (or their respective designees) to commence such an action or proceeding, and neither Buyer nor Seller shall have been notified by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice or the Federal Trade Commission (or their respective designees) that an investigation of the transaction is continuing notwithstanding the expiration or termination of the waiting period applicable to the purchase under the HSR Act; and there shall not be pending any legal proceeding commenced by any person or entity in which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, which would prohibit the consummation of the transactions contemplated by this Agreement or require Buyer to divest or hold separate any portion of the Business or any portion of the business of Buyer or its Affiliates.

                  9.4 Italian Antitrust. Buyer shall have received approval, clearance or an exemption from the applicable
Governmental Body in connection with the antitrust laws of the Republic of Italy.





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




                  9.5 Title Insurance Policy. Buyer shall have received from a reputable national title insurance company selected by Buyer and reasonably acceptable to Seller (the "Title Company") for the South Carolina Real Property a commitment for an ALTA owner's policy of title insurance (Form B-1970) (the "Title Policy"), and insuring such property, in the amount of $6,000,000 and insuring that upon the closing of the transactions described in this Agreement marketable, fee simple title to such property shall be indefeasibly vested in Buyer, or its permitted assignee, subject only to the Permitted Exceptions, which further insures any easements appurtenant to such properties, which includes a zoning endorsement (Form 3.0) and which deletes the preprinted survey, parties-in-possession, mechanic's lien and special tax exceptions, together with all of the other so-called "standard exceptions". The fees, expenses and premiums for such title commitment, title opinion and any zoning opinion required in connection with the zoning endorsement issued in connection therewith, and the Title Policy obtained by Buyer shall be shared equally by Buyer and Seller.

                  9.6 Survey. Buyer shall have received from a certified surveyor selected by Buyer and reasonably acceptable to Seller an ALTA/ACSM survey of the South Carolina Real Property which is sufficient to cause the Title Company to delete the standard survey exceptions from the Title Policy and which otherwise is in form and substance acceptable to Buyer. The fees and expenses of such surveyor shall be paid be shared equally by Buyer and Seller.

                  9.7 Third Party Consents. Consents to the assignment of the Contracts and Permits from Seller or any Affiliate of Seller to Buyer or Buyer's permitted assignee hereunder shall have been received from the other parties thereto in form reasonably acceptable to Buyer and which permit Buyer to enjoy the benefit of such Contracts and Permits without increased cost resulting from such assignments. Schedule 4.8 of the Disclosure Schedule lists those Contracts and Permits which require consent to assignment.

                  9.8 Opinion of Seller's Counsel. Buyer shall have received an opinion or opinions of counsel for Seller, including the opinion of the General Counsel of Seller, dated the Closing Date, to the effect that (a) this Agreement and each of the documents and instruments executed by Seller and/or its Affiliates which are required to be delivered on or prior to the Closing have been duly authorized, executed and delivered by Seller and/or its Affiliates, as the case may be, and (b) that such documents and instruments are valid, binding and enforceable in accordance with their terms, subject to such assumptions, limitations, qualifications and exceptions as counsel for Seller shall set forth in such opinion.

                  9.9 Delivery of Documents. Buyer shall have received all of the documents required to be delivered to Buyer on or prior to the Closing pursuant to this Agreement and such additional





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



documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Buyer.


                                   ARTICLE X

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to sell, or to cause its Affiliates to sell, the Assets shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

                  10.1 Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an executive officer of Buyer (the "Buyer's Certificate"), certifying as to the fulfillment of the conditions set forth in this Section 10.1.

                  10.2  No   Prohibition.   No  Law  or  Order  of  any   court,
administrative agency or other Governmental Body shall be in effect which prohibits Seller from consummating the transactions contemplated hereby.

                  10.3 Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that shall be required in order to enable Seller and its Affiliates to consummate the transactions contemplated hereby shall have been obtained.

                  10.4 Absence of Proceedings. Any waiting period applicable to the purchase under the HSR Act shall have expired or been terminated, and no action or proceeding shall be pending by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated herein, and neither Buyer nor Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, or the Federal Trade Commission (or their respective designees) to commence such an action or proceeding, and neither Buyer nor Seller shall have been notified by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice





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



or the Federal Trade Commission (or their respective designees) that an investigation of the transaction is continuing notwithstanding the expiration or termination of the waiting period applicable to the purchase under the HSR Act; and there shall not be pending any legal proceeding commenced by any person or entity in which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, which would prohibit the consummation of the transaction contemplated by this Agreement.

                  10.5 Opinion of Buyer's Counsel. Seller shall have received an opinion or opinions of counsel for Buyer, including the opinion of Buyer's in-house counsel, dated the Closing Date, to the effect that (a) this Agreement and each of the documents and instruments executed by Buyer and/or its Affiliates which are required to be delivered on or prior to the Closing have been duly authorized, executed and delivered by Buyer and/or its Affiliates, as the case may be, and (b) that such documents and instruments are valid, binding and enforceable in accordance with their terms, subject to such assumptions, limitations, qualifications and exceptions as counsel for Buyer shall set forth in such opinion.

                  10.6 Italian Antitrust. Buyer shall have received approval, clearance or an exemption from the applicable
Governmental Body in connection with the antitrust laws of the Republic of Italy.

                  10.7 Delivery of Documents. Seller shall have received all of the documents required to be delivered to Seller on or prior to the Closing pursuant to this Agreement and such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Seller.


                                   ARTICLE XI

                                 EMPLOYMENT AND
                    EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS


                  11.1  Offer of Employment.

                           (a)      Except as otherwise provided in this
Article XI, Buyer shall offer employment as of the Closing Date to all of the Division Employees of the Business employed at Seller's Goose Creek, South Carolina facility and to such other Division Employees as it may select in its sole discretion, in each case at a rate of pay and with such benefits as shall be substantially equivalent in the aggregate to such Division Employee's pay and benefits in effect on the Business Day immediately preceding the Closing Date, provided that Buyer shall not be required to provide benefits which are equivalent to those available under the stock option, restricted stock, stock bonus, and employee stock ownership plans maintained by Seller or any Affiliate of Seller with respect to the Business. Buyer shall be solely responsible for all compensation and benefits accruing on or after the Closing Date with respect to Transferred Employees who were Division Employees. Except as provided in Section 11.6, Seller shall be solely responsible for all compensation and benefits with respect to current or former Division Employees who do not become Transferred Employees. In selecting employees to whom it will offer employment, Buyer covenants and agrees that it shall not violate any applicable Laws.

                           (b)      Schedule 11.1(b) of the Disclosure Schedule
lists all current employees of the Business on the date hereof, and sets forth each such employee's current rate of pay, position and status. Not later than January 10, 1995, Buyer shall provide to Seller a list of all Division Employees to whom Buyer intends to offer employment in accordance with Section 11.1(a). Seller shall provide to Buyer as of the Closing Date a statement of all accrued benefits for such Division Employees, including but not limited to vacation days, wages and other compensation and benefits under the Assumed Plans.

                           (c)    Notwithstanding the foregoing, effective as of
the Closing Date, Buyer shall make available to all Transferred Employees who were participating in Seller's group health and medical plans, group health and medical plan coverage under plans which are substantially equivalent to those currently enjoyed by such Transferred Employees. Such coverage shall contain no preexisting condition exclusions or limitations applicable to the Transferred Employees under the health and medical coverage offered by Buyer and shall not have a waiting period for such Transferred Employees with respect to eligibility to enroll and participate. If the employment of a Transferred Employee is terminated by Buyer on or after the Closing Date, Buyer shall provide such employee with the health and medical coverage under a "group health plan" within the meaning of Section 5000(b)(1) of the Code which is required to be provided to such employee by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA Coverage"). Buyer shall not be required, however, to provide any such COBRA Coverage to any current or former employees of the Business who do not become Transferred Employees.

                           (d)    Effective as of the Closing, Seller shall have
terminated, or shall have caused its Affiliates to terminate, the employment of each Division Employee (i) to whom Buyer does not intend to offer employment in accordance with Section 11.1(a) or (ii) who has notified Seller in writing that he or she will not accept Buyer's offer of employment.





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




                           (e)      Seller shall release or shall cause any
Affiliate (except the Acquired Subsidiaries) to release any such employee who becomes a Transferred Employee from any "covenant not to compete" or similar agreement between Seller or any of its Affiliates (except the Acquired Subsidiaries) and such employee, but only with respect to, and to the extent of, such employee's employment by Buyer or any Affiliate of Buyer in the Business.

                  11.2 Collective Bargaining and Other Agreements. Except as set forth on Schedule 11.2 of the Disclosure Schedule, Buyer shall not assume as an Assumed Liability or be responsible for any obligations of any of Seller, or any Affiliate of Seller, which arise under any collective bargaining agreements, employment agreements or consulting agreements applicable to Division Employees.

                  11.3 Welfare Plans. Seller shall retain as a Retained Liability and be solely responsible for all claims incurred before the Closing Date by a Transferred Employee under any Employee Benefit Plan sponsored or maintained by Seller or any Affiliate of Seller that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, except that Seller shall only retain as a Retained Liability such claims incurred before the Closing Date by a Transferred Employee under any such Employee Benefit Plan sponsored by the Acquired Subsidiaries to the extent such claims exceed the reserve therefor in the Final Balance Sheet.

                  11.4 Post-retirement Welfare Benefits. Seller shall retain as a Retained Liability and be solely responsible for any liabilities or obligations it has to provide any post-employment welfare, health, medical or life insurance benefits to any current or former Division Employee or any beneficiary or dependent of such a Division Employee. Buyer shall not assume any liability with respect to such post-employment benefits and shall not be required to provide any such post-employment benefits to Transferred Employees who were Division Employees.

                  11.5 Credited Service. Buyer shall credit to the Transferred Employees under all benefit plans, benefit arrangements and compensation policies and practices of Buyer all previous service recognized by any of Seller, or any Affiliate of Seller, with respect to such Transferred Employees under the Employee Benefit Plans and Benefit Arrangements immediately prior to the Closing Date. Buyer shall credit such service (i) for all purposes other than the accrual of benefits with respect to Transferred Employees who were Division Employees and (ii) for all purposes with respect to Transferred Employees who were Acquired Sub Employees.

                  11.6 Termination Obligations. Buyer shall be responsible for any payments that may be required to be made by Seller under applicable Law as a result of the termination of





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



employment of any Division Employee pursuant to Section 11.1(d) as provided herein. Concurrently with Buyer's delivery to Seller of the list of Division Employees to which Buyer intends to offer employment in accordance with Section 11.1(a), Buyer shall provide to Seller a schedule of the severance and termination payments to be made to the Division Employees entitled to such payments under applicable Law, which schedule shall set forth the identity of the Division Employees to be paid severance or termination payments and the payments due to each such employee, which payments shall be determined in accordance with applicable Law. Thereafter, Buyer shall promptly provide to Seller such other information as Seller may reasonably request in connection with such termination and severance payments. When instructed by Buyer, but in any event not later than the Closing Date, Seller shall pay the amounts to be paid to such Division Employees in accordance with the schedule provided by Buyer to Seller, provided that Buyer has theretofore deposited with Seller funds in an amount equal to Seller's obligations hereunder. Such funds deposited by Buyer with Seller pursuant to this Section 11.6 shall be used by Seller only in payment of the termination and severance payments described herein and Seller shall within ten (10) days after the Closing Date provide evidence reasonably acceptable to Buyer that all such payments have been made.

                  11.7  Indemnification.

                           (a)      Except as provided in Section 11.6, Buyer
shall indemnify, defend and hold Seller harmless from and against any Damages Seller may incur (including reasonable attorneys' fees) with respect to any claims (i) of Transferred Employees arising out of their employment with Buyer or any Affiliate of Buyer or, solely with respect to Transferred Employees who were Acquired Sub Employees, any Acquired Subsidiary, Buyer or Affiliate of Buyer, (ii) in connection with Liabilities assumed by Buyer under this Article XI, (iii) based upon termination of employment of Division Employees whose employment is terminated at the direction of Buyer, and (iv) arising out of any unlawful acts or omissions of Buyer or its agents in the selection of employees to whom Buyer shall offer employment. Such indemnification shall be in accordance with the provisions of Sections 13.2(b) and 13.2(c).

                           (b)      Except as provided in Section 11.6, Seller
shall indemnify, defend and hold Buyer harmless from and against any Damages Buyer may incur (including reasonable attorneys' fees) with respect to any claims (i) of Transferred Employees who were Division Employees arising out of their employment with any of Seller or any Affiliate of Seller, and (ii) in connection with Liabilities retained by Seller under this Article XI. Such indemnification shall be in accordance with the provisions of Sections 13.2(a) and 13.2(c).






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



                  11.8 Certain Employees. Buyer shall have the right at any time prior to the Closing Date to offer employment to, and to conduct employment negotiations with, those employees of Seller employed at Seller's Cuyahoga Falls, Ohio facility and those field service engineers active in the Business who are identified on Annex 7 hereto; provided, however, in no event shall Buyer be required to employ or make any offer of employment to any such employee. As to any such employee who accepts any such offer of employment from Buyer, Seller agrees to release or to cause any Affiliate (except the Acquired Subsidiaries) to release such employee from any "covenant not to compete" or similar agreements by and between Seller or any of its Affiliates (except the Acquired Subsidiaries) and such employee, but only with respect to, and to the extent of, such employee's employment by Buyer or any Affiliate of Buyer in the Business. For the avoidance of doubt, the parties confirm their agreement that, except as otherwise provided in the last sentence of Section 11.1(a), Buyer shall have no liabilities of any nature for (a) any individuals listed on Annex 7 who decline an offer of employment from Buyer or (b) except for those individuals listed on Annex 7 who become employees of Buyer, any employees of Seller at its Cuyahoga Falls, Ohio facility or field service engineers even if some of such employees or engineers have from time to time rendered services to the Business.

                                  ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

                  12.1 Termination. This Agreement may be terminated prior to the Closing:

                           (a)      By the mutual written consent of Buyer and
Seller; or

                           (b)      By either Seller or Buyer in writing, if the
Closing shall not have occurred on or before February 28, 1995 (the "Termination Date"); provided that if the reason that the Closing shall not have occurred by the Termination Date is that the conditions set forth in Section 9.3, 9.4, 10.4 or 10.6 shall not have been satisfied or waived (including without limitation that the waiting period under the HSR Act shall not have expired or been terminated), either Seller or Buyer may, at its option, by written notice to the other party on or prior to February 28, 1995, extend the Termination Date to a mutually agreeable date no later than March 31, 1995 in which case the Termination Date shall be extended to such mutually agreeable date; or

                           (c)    By either Seller or Buyer in writing, if there
shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein and such breach results in a failure to satisfy a condition





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



to the terminating party's obligation to consummate the transactions provided herein.

                  12.2 Effect on Obligations. Termination of this Agreement pursuant to this Article XII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 13.8 and 13.11 and the last sentence of Section 6.3; provided, however, that termination pursuant to paragraph (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto.


                                  ARTICLE XIII

                                 MISCELLANEOUS

                  13.1 Survival. The representations and warranties made in any Section of this Agreement or in any agreement, certificate or other document executed in connection herewith (an "Ancillary Document", except the limited warranty deed delivered by Seller, the terms of which shall control the warranties contained therein) shall survive until 11:59 p.m., Cleveland, Ohio time on April 30, 1996 and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty shall have been given prior to such date to the party which made such representation or warranty, in which case such representation and warranty shall survive, with respect to such claim only, until such claim is resolved whether or not the amount of the damages or expenses resulting from such breach has been finally determined). The foregoing time limitations shall apply only to the representations and warranties contained in this Agreement. There shall be no time or other limits on the indemnification obligations of the parties pursuant to any covenant or agreement contained herein or in any Ancillary Agreement or arising under Section 13.2(a)(ii), Section 13.2(a)(iii) or Section 13.2(b)(ii).

                  13.2 Indemnification. (a) If the Closing shall occur, Seller shall indemnify Buyer and its Affiliates (including the Subsidiaries) and hold each of them harmless from and against all Damages which are incurred or
suffered   by  any  of  them  (i)  by  reason  of  the  breach  of  any  of  the representations or warranties made by Seller herein or in any Ancillary Document, (ii) by reason of the failure by Seller to perform or comply with any of the covenants or agreements contained herein (including without limitation the covenants and agreements contained in Section 1.3(b) with respect to Retained Liabilities) or in any Ancillary Document to be performed or complied with by Seller or any of its Affiliates at Seller's direction or behest at or after the Closing, or (iii) by reason of Seller's failure to comply with any so-called bulk sales laws of any state. Any recovery by Buyer





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



and its Affiliates for indemnification arising out of Section 13.2(a)(i) shall be limited as follows: (A) Buyer and its Affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Sections
13.1 and 13.2(c)(i) and within the time period of survival set forth in Section 13.1; and (B) Buyer and its Affiliates shall not be entitled to recover any amount for indemnification under (A) above unless and until the amounts which Buyer and its Affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $750,000 (the Deductible"), in which event the entire amount which Buyer and its Affiliates are entitled to recover in respect of such claims less the Deductible shall be payable. The Deductible shall not be applicable to any claim for indemnification relating to any covenant or agreement contained in this Agreement, including without limitation claims in respect of Retained Liabilities, or in any Ancillary Document or any claim relating to indemnification under Section 13.2(a)(iii). The maximum amount recoverable by Buyer and its Affiliates pursuant to this Section 13.2(a), except with respect to the Retained Liabilities as to which there shall be no limitation, shall not, in the aggregate, exceed fifty percent (50%) of the Final Purchase Price.

                           (b)      If the Closing shall occur, Buyer shall
indemnify Seller and its Affiliates and hold each of them harmless from and against all Damages which are incurred or suffered by any of them (i) by reason of the breach by Buyer of any of the representations or warranties made by Buyer herein or in any Ancillary Document, or (ii) by reason of the failure by Buyer (or, from and after the Closing, where applicable, any of the Subsidiaries) to perform or comply with any of the covenants or agreements contained herein (including without limitation the covenants and agreements contained in Section 1.3(a) with respect to Assumed Liabilities) or in any Ancillary Document to be performed or complied with by any of them at or after the Closing; provided, however, that Seller and its Affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Sections 13.1 and 13.2(c)(i) and within the time period set forth in Section 13.1.

                           (c) (i)  In the event that any party shall incur or
suffer any Damages in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 13.2, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Damages arising by reason of any third party claim, the Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

                    (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation within the Indemnitee's possession or control reasonably necessary to support and verify any Damages which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnitee which would have a bearing on such claim.

                  (iii) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee if such settlement would (A) result in the imposition of a criminal fine or penalty on the Indemnitee, (B) result in the issuance of an injunction restraining future conduct by the Indemnitee or (C) result in Damages to the Indemnitee in excess of the amount for which the Indemnitor is liable to indemnify the Indemnitee in respect of such claim, and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within thirty (30) days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within thirty (30) days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. In the case of a claim for indemnification made under Section 13.2(a) or 13.2(b), (a) if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten (10) days after the occurrence of a final nonappealable determination with respect to such third party claim, the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Damages (or such portion thereof as the

Indemnitor shall be responsible pursuant to the provisions hereof, and (b) in the event that any Damages incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Damages, the Indemnitor shall within ten (10) days after agreement on the amount of Damages or the occurrence of a final nonappealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Damages (or such portion thereof as the Indemnitor shall be responsible pursuant to the provisions hereof).

                  13.3  Interpretive Provisions.

                           (a)      For purposes of this Agreement, the Acquired
Subsidiaries shall be deemed to be Affiliates of Seller prior to the Closing and Affiliates of Buyer after the Closing. Any reference herein to Seller and its Affiliates shall be deemed to include a reference to Subsidiaries whether or not they are specifically referred to.

                           (b)  As used herein, the plural form of any noun
shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

                  13.4 Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits and Annexes), and the
Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof.

                  13.5 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other, except that Buyer may, at its election and upon five (5) days advance written notice to, but without the prior consent of Seller, assign to one or more of its Affiliates the right to purchase and take title to any or all of the Assets, provided that no such assignment by Buyer shall release Buyer of its obligations hereunder.

                  13.6 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.7 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  13.8 Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. Each of Seller and Buyer shall pay one-half of all transfer, stamp and documentary taxes and fees imposed on the transfer of the Assets or in connection with the transactions contemplated by this Agreement.

                  13.9 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Seller to:

                           Figgie International, Inc.
                           4420 Sherwin Road
                           Willoughby, Ohio  44094
                           Attention:  Steven L. Siemborski
                           Telecopy:  (216) 951-1724

                  with a copy to:

                           Figgie International, Inc.
                           4420 Sherwin Road
                           Willoughby, Ohio  44094
                           Attention:  Mary Reeve, Esq.
                           Telecopy:  (216) 953-2859

                  and with a copy to:

                           Calfee, Halter & Griswold
                           800 Superior Avenue
                           Suite 1800
                           Cleveland, Ohio  44114
                           Attention:  Joseph K. Juster, Esq.
                           Telecopy:  (216) 241-0816
                  if to Buyer to:

                           Sasib SpA
                           Via di Corticella, 8729
                           40128 Bologna, Italy
                           Attention:  Mr. Mario Maestroni
                           Telecopy:  (051) 529 483

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  John P. Dunn, Esq.
                           Telecopy:  (216) 579-0212

or at such other address for a party as shall be specified by like notice.

                  13.10 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Ohio.

                  13.11 Public Announcements. Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the parties shall consult with each other in advance as to the contents and timing thereof.

                  13.12 Bulk Transfer Laws. Subject to Section 13.2(a), Seller shall not be required to comply with the provisions of any so-called bulk transfer law in any jurisdiction.

                  13.13 Jury Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY SUIT, ACTION, PROCEEDING, CLAIM, DEFENSE OR COUNTERCLAIM ARISING BETWEEN THE PARTIES HERETO UNDER OR IN CONNECTION WITH OR RELATING IN ANY WAY TO THIS AGREEMENT.

                  13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                  13.15 Third Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person, other than the parties hereto and their successors, permitted assigns and Affiliates, any rights or remedies under or by reason of this Agreement.





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




                  13.16 Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                           "Acquired Sub Assets" means all of the assets and
properties of the Acquired Subsidiaries.

                           "Acquired Sub Employees" means all persons employed
by the Acquired Subsidiaries immediately prior to the Closing
Date.

                           "Acquired Subsidiaries" has the meaning set forth
in the recitals hereof.

                           "Adjustment Assets" has the meaning set forth in
Section 2.2.

                           "Affiliate" has the meaning specified in Rule 12b-2
of the General Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

                           "Agreement" has the meaning set forth in the
introductory paragraph.

                           "Alfa" has the meaning set forth in the recitals
hereof.

                           "Ancillary Document" has the meaning set forth in
Section 13.1 hereof.

                           "Andersen" has the meaning set forth in
Section 2.3(a).

                           "Arbiter" has the meaning set forth in
Section 2.3(c) hereof.

                           "Assets" has the meaning set forth in Section 1.1
hereof.

                           "Assumed Liability" has the meaning set forth in
Section 1.3(a) hereof.

                           "Assumed Plan" has the meaning set forth in Section
4.12 hereof.

                           "Backlog Contracts" has the meaning set forth in
Section 4.8(a) hereof.

                           "Base Financial Statements" has the meaning set
forth in Section 4.4 hereof.





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




                           "Benefit Arrangement" has the meaning set forth in
Section 4.12(a) hereof.

                           "Business" has the meaning set forth in the
recitals hereof.

                           "Business Day" means any weekday on which
nationally chartered banks in the City of Cleveland, Ohio are open for business.

                           "Closing" has the meaning set forth in Section 3.1.

                           "Closing Balance Sheet" has the meaning set forth
in Section 2.3(a).

                           "Closing Date" has the meaning set forth in
Section 3.1.

                           "Closing Date Net Book Value" has the meaning set
forth in Section 2.2.

                           "Code" means the Internal Revenue Code of 1986, as
amended.

                           "Confidentiality Agreement" has the meaning set
forth in Section 6.3 hereof.

                           "Contracts" has the meaning set forth in
Section 4.8 hereof.

                           "Damages" means all claims, suits, actions,
judgements, losses, injuries, damages, fines, penalties, costs, expenses and liabilities (including reasonable attorneys' fees, consultants' fees, professionals' fees and expenses incident to the foregoing), including without limitation, remediation expenses, environmental damages, response costs (including without limitation, response costs under 42 U.S.C. ss. 9601 et seq. or any comparable state, local or international law), disbursements and court costs whether incurred by a party to this Agreement or a third party claiming against Buyer (including reasonable attorneys', consultants' and other professionals' fees and expenses incident to the foregoing).

                           "Deductible" has the meaning set forth in
Section 13.2(a) hereof.

                           "Deposit" has the meaning set forth in Section 2.1
hereof.

                           "Dispute Notice" has the meaning set forth in
Section 2.3(c) hereof.






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



                           "Division Employees" means all persons employed in
the Business immediately prior to the Closing Date other than Acquired Sub Employees.


                           "Employee Benefit Plan" has the meaning set forth
in Section 4.12(a) hereof.

                           "Encumbrance" means any lien, pledge, mortgage,
deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                           "Environmental Law" means any law (statutory or
case law), statutes, rules, codes, regulations and ordinances relating to pollution or protection of the environment, including of those relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants or Hazardous Materials or wastes into ambient air, surface water, ground water, land or other environmental medium.

                           "Environmental Liabilities" means any Damages,
costs, expenses, debts or obligations related to, arising from or connected with
Environmental  Laws  or  Hazardous  Materials,   including  without  limitation,
remediation expenses or response costs.

                           "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

                           "Escrow Amount" has the meaning set forth in
Section 2.2 hereof.

                           "Excluded Assets" has the meaning set forth in
Section 1.2 hereof.

                           "Figgie Australia" has the meaning set forth in the
recitals hereof.

                           "Figgie International Mexico" has the meaning set
forth in the recitals hereof.

                           "Figgie Mexico" has the meaning set forth in the
recitals hereof.

                           "Figgie UK" has the meaning set forth in the
recitals hereof.

                           "Final Balance Sheet" has the meaning set forth in
Section 2.3(e) hereof.

                           "Final Purchase Price" has the meaning set forth in
Section 2.1 hereof.

                           "Fixed Price Assets" has the meaning set forth in
Section 2.2 hereof.

                           "Fixed Price Component" has the meaning set forth
in Section 2.2 hereof.

                           "Guadalajara Value" has the meaning set forth in
Section 8.12 hereof.

                           "GAAP" has the meaning set forth in Section 2.3(a).

                           "Governmental Body" means any government or
governmental or regulatory body, authority, department, commission, board, bureau, agency, court or instrumentality thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

                           "Health/Safety Law" means (a) the Occupational
Safety and Health Act of 1970 (29 U.S.C. Sections 651 et seq.) as amended through the Closing Date, and regulations promulgated thereunder; and (b) any other law relating to the protection of the health and safety of workers in the workplace.

                           "Hazardous Material" means (a) any "hazardous
waste" as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Closing Date, and regulations promulgated thereunder; (b) any "hazardous substance" or "pollutant or contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended through the Closing Date, and regulations promulgated thereunder; (c) any "hazardous material" as defined in the Occupational Safety and Health Act of 1970 (29 U.S.C. ss. 651 et seq.) as amended through the Closing Date, and regulations promulgated thereunder; (d) petroleum, and any of its derivatives, by-products and other petroleum-related hydrocarbons; and (e) asbestos and any asbestos containing material.

                           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

                           "Indemnitee" has the meaning set forth in
Section 13.2(c) hereof.

                           "Indemnitor" has the meaning set forth in
Section 13.2(c) hereof.

                           "Intellectual Property" means the following which
is owned by, issued to or licensed to Seller or any of its





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



Affiliates with respect to the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); computer systems and software (including, without limitation, data and related documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on
Schedule 4.7 of the Disclosure Schedule, but in any case not including any Excluded Asset;

                           "Interest Rate" has the meaning set forth in
Section 2.3(f) hereof.

                           "Law" means any federal, state, local or foreign
law (including common law), statute, code, ordinance, rule, binding guidance or policy, regulation, orders or consent decrees or other requirement or guideline.

                           "Legal Proceeding" means any judicial,
administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding, investigation, inquiry, complaint, order, proceeding or claim by any Governmental Body or private party, including, without limitation, a condemnation, eminent domain or similar proceeding.

                           "Leased Real Property" has the meaning set forth in
Section 1.1(b) hereof.

                           "Liabilities" means indebtedness, obligations or
Damages.

                           "Logos" has the meaning set forth in Section 8.2
hereof.

                           "Mojonnier Brazil has the meaning set forth in the
recitals hereof.

                           "Name" has the meaning set forth in Section 8.2
hereof.

                           "Notice" has the meaning set forth in
Section 13.2(c) hereof.

                           "Order" means any order, injunction, judgment,
decree, ruling, writ, assessment or arbitration award.

                           "Orlandi Agreement" has the meaning set forth in
Section 2.4 hereof.

                           "Permit" means any written approval, authorization,
consent, franchise, license, permit, variance, waiver or certificate by any Governmental Body.

                           "Permitted Exceptions" has the meaning set forth in
Section 4.6 hereof.

                           "Person" means any individual, corporation,
partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

                           "Pre-Closing Taxes" has the meaning set forth in
Section 8.1(a) hereof.

                           "Preliminary Purchase Price" has the meaning set
forth in Section 2.1 hereof.

                           "Reduction Percentage" has the meaning set forth in
Section 2.4 hereof.

                           "Release" means any spilling, leaking, pumping,
pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Material).

                           "Retained Liability" has the meaning set forth in
Section 1.3(b) hereof.

                           "Seller's Knowledge" shall mean the actual
knowledge of Marq Kaufman, the Managing Directors, the Division Presidents and the General Managers of the Business and each person who reports directly to any of the foregoing.

                           "Selling Subsidiaries" has the meaning set forth in
the recitals hereof.

                           "South Carolina Real Property" has the meaning set
forth in the recitals hereof.

                           "South Carolina Lease" has the meaning set forth in
Section 8.7 hereof.

                           "Straddle Return" has the meaning set forth in
Section 8.1(a) hereof.

                           "Subsidiaries" means the Acquired Subsidiaries and
the Selling Subsidiaries.

                           "Subsidiary Shares" has the meaning set forth in
Section 1.1(h) hereof.

                           "Supply Requirement Contracts" has the meaning set
forth in Section 4.8(a)(iv) hereof.

                           "Taxes" means any and all taxes based on or
measured by income and any other tax whatsoever (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

                           "Taxing Authority" means a Governmental Body acting
with respect to Taxes.

                           "Tax Returns" means returns, reports, statements,
computations, certificates, schedules, forms and other documents, including estimated returns, required to be filed with or provided to any Taxing Authority.

                           "Termination Date" has the meaning set forth in
Section 12.1(b) hereof.

                           "Title Company" has the meaning set forth in
Section 9.5 hereof.

                           "Title Policy" has the meaning set forth in
Section 9.5 hereof.

                           "Transferred Employees" means all Division
Employees who accept offers of employment or continued employment from Buyer and all Acquired Sub Employees who continue employment with the applicable Acquired Subsidiary on or after the Closing Date.

                           "Transition Agreement" has the meaning set forth in
Section 8.3 hereof.

                           "U.S. Assumed Plan" has the meaning set forth in
Section 4.12 hereof.

                           "Window Period" has the meaning set forth in
Section 8.2(b).

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                                       FIGGIE INTERNATIONAL INC.


                                      By:
                                     Name:
                                     Title:


                                   SASIB SpA


                                      By:
                                     Name:
                                     Title: